Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

PROPERTY DEVELOPMENT CENTERS LLC

(“Seller”)

SAFEWAY INC.

(“Seller Parent”)

and

TERRAMAR RETAIL CENTERS, LLC

(“Buyer”)

dated as of

December 22, 2014

	Section 8.2	Property Disclosures Generally	53
	Section 8.3	California Matters	53
	Section 8.4	District of Columbia Matters	54
	Section 8.5	[Intentionally omitted.]	54
	Section 8.6	Maryland Matters	54
	Section 8.7	Texas Matters	54
	Section 8.8	Virginia Matters	56
	Section 8.9	Washington Matters and Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind	56
	Section 8.10	Survival	57

Exhibits

Exhibit A	Initial Purchase Price Allocation
Exhibit B	Baseline Cost-to-Complete Budget
Exhibit C	Form of Indemnity Escrow Agreement
Exhibit D	Form of Deed
Exhibit E	Form of Lease Assignment
Exhibit F	Form of Ground Lease Assignment
Exhibit G	Form of Bill of Sale
Exhibit H	Form of Assignment and Assumption
Exhibit I	Form of Transition Services Agreement
Exhibit J	PDC Office Lease
Exhibit K	[Intentionally Omitted]
Exhibit L	UST Real Estate Transfer Disclosure Form
Exhibit M	Water District Notice
Exhibit N	Environmental RCW Seller Disclosure Statement
Exhibit O	Draft LOI
Exhibit P	Sunnyvale Amendment
Exhibit Q	Draft Greenhill Easement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 22, 2014 (this “Agreement”), is entered into by and among PROPERTY DEVELOPMENT CENTERS LLC, a limited liability company organized and existing under the Laws of the State of Delaware (“Seller”), and, solely with respect to Section 7.10, SAFEWAY INC., a corporation organized and existing under the Laws of the State of Delaware (“Seller Parent”), and TERRAMAR RETAIL CENTERS, LLC, a limited liability company organized and existing under the Laws of the State of Delaware (“Buyer”).

RECITALS

WHEREAS, Seller owns the Shopping Center Assets, PDC Assets, and Development Assets (as each is defined herein);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, the Transferred Assets; and

WHEREAS, Seller Parent desires to become a party to this Agreement and to perform certain obligations set forth in this Agreement so as to induce Seller to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by or is under common Control with, such specified Person, directly or indirectly, through one or more intermediaries or otherwise; provided, however, that from and after the consummation of Merger, Affiliate shall mean, with respect to Seller and Seller Parent, AB Acquisition LLC and its Controlled Affiliates.

“Allocated Asset Value” means the Initial Purchase Price allocation among the Transferred Assets set forth in Exhibit A.

“Assigned Contract” means any Contract listed on Section 1.1(a) in the Disclosure Schedule.

“Assumed Liabilities” means any liability or obligation of Seller (a) to be paid, performed, satisfied or discharged from and after the Closing under the Assigned Contracts, excluding Pre-Closing Cost Overruns, which shall remain Seller’s sole liability and obligation; (b) for which Buyer or its Affiliates receive a proration or other credit pursuant to this Agreement; or (c) for which Buyer or its Affiliates are otherwise made responsible pursuant to this Agreement or any Transaction Document.

“Baseline Cost-to-Complete Budget” means the budget on Exhibit B attached hereto which sets forth the Development Costs projected to be paid from and after the applicable Project Effective Date through December 31, 2014, as such budget shall be adjusted in connection with any Change Orders.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California or a federal holiday in the United States.

“Change Order” means any revision, amendment, modification or other change that was made to the Development Plans or Development Contracts entered into after the Project Effective Date and prior to the date hereof that results in an increase or decrease to the aggregate Development Costs from those in the Baseline Cost-to-Complete Budget set forth in Exhibit B, and which has been approved by Buyer in writing, which approval may be granted or withheld in Buyer’s sole and absolute discretion.

“Chase LOI” means a letter of intent to execute a Lease, which letter of intent (i) has been executed by JPMorgan Chase Bank, N.A., (ii) contemplates transactions that have been approved by the relevant real estate committee or board of JPMorgan Chase Bank, N.A., and (iii) is in substantially the form attached hereto as Exhibit O (the “Draft Chase LOI”).

“Chase Payment” means $2,500,000.

“Chase Relocation Costs” means, with respect to the Chase project at the Ridge property, all costs in excess of the budgeted costs to deliver the premises in a vanilla shell condition, including, but not limited to, the costs associated with affluent finishes, moving expenses, security camera, alarm system, cardreader system, signage, furnishings, bank equipment (i.e. INC, BR glass, SDB, vault), I&O Central IT, LOB equipment, ATM equipment, SSBs-3 SSBs, retail communication expense, retail marketing and branch delivery services, as reasonably determined by Buyer.

“Confidentiality Agreement” means that certain agreement between Buyer or its Affiliate and Seller, dated May 13, 2014.

“Contract” means any legally binding agreement, commitment, lease, license or contract, in each case, which is executory, and any open purchase order.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Overrun” means Development Costs known to Seller prior to Closing in excess of the budgeted Development Costs in the Baseline Cost-to-Complete Budget set forth in Exhibit B; provided, however, that in no event shall a Cost Overrun include either increases in Development Costs resulting from Development Defects or any payment by Seller that decreases the aggregate amount projected to be spent pursuant to the Baseline Cost-to-Complete Budget. By way of example, if the Baseline Cost-to-Complete contemplates that a particular item will cost $200,000 and that item is completed by Seller for a cost of $250,000, the Cost Overrun in respect of that item would be $50,000.

“Cost Savings” means the amount by which Development Costs paid from the Project Effective Date through December 31, 2014 in the Baseline Cost-to-Complete Budget set forth in Exhibit B are less than the budgeted Development Costs set forth in the Baseline Cost-to-Complete Budget set forth in Exhibit B. By way of example, if the Baseline Cost-to-Complete contemplates that a particular item will cost $100,000 and that item is completed by Seller for a cost of $90,000, the Cost Savings in respect of that item would be $10,000.

“Cost-to-Complete Adjustment Amount” means the amount, whether positive or negative, equal to (i) the Development Costs actually paid by Seller with respect to the Shopping Centers during the period from the applicable Project Effective Date through December 31, 2014 (plus an amount equal to the Retention Amounts that are included in Baseline Cost-to-Complete Budget) minus (ii) the Baseline Cost-to-Complete Budget minus (iii) the aggregate amount of Pre-Closing Cost Overruns plus (iv) the aggregate amount of Cost Savings minus (v) any Retention Amounts plus (vi) $2,400,000 in respect of the amount payable in respect of the sale of the real estate parcel in connection with the Lihue Property #2894 plus (vii) $3,654,790 payable in respect of the reimbursement in connection with the Maui Property #4524.

“Cut-Off Time” means, with respect to the Closing, 11:59:59 P.M. California time on the Closing Date.

“Development Assets” mean all assets, rights and privileges owned by Seller related to those certain Development Shopping Centers (including all Warranties under the Development Contracts), but excluding the Excluded Property.

“Development Contracts” means, collectively, the Assigned Contracts that are with architects, construction companies, suppliers, government entities and consultants, and which relate to construction and development activity at the Shopping Centers, and are listed on Section 3.13(a) of the Disclosure Schedule.

“Development Costs” mean all costs or expenses reasonably incurred in connection with construction or other development activity at the Development Shopping Centers.

“Development Plans” means the plans and specifications, drawings, diagrams and layouts for the construction, renovation, rehabilitation, and outfitting of the Development Shopping Centers, as of the applicable Project Effective Date, and are listed on Section 3.13(b) of the Disclosure Schedule.

“Development Shopping Centers” means those certain Shopping Centers and the corresponding Real Property listed on Section 3.13(c) in the Disclosure Schedule

“Disclosure Schedule” means the disclosure schedules attached hereto.

“Dollars” or “$” mean the lawful currency of the United States.

“Employees” means all Persons employed by Seller or any of its Affiliates whose primary employment responsibilities are for the operation of Seller’s business, including the development, leasing, ownership or operation of any Transferred Assets immediately prior to the Closing Date.

“Environmental Law” means any Law currently in effect relating to the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and equivalent state law, as to each, as the same may be hereafter amended, and the regulations promulgated pursuant thereto and as each is in effect on and as interpreted on the date of this Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Excluded Bothell Property” means (i) any rights to payment arising from or in connection with public infrastructure constructed and/or dedicated or otherwise conveyed by Seller to public or quasi-public entities in connection with the development of the so-called “Lakeside Center,” including (x) the construction of 242nd Street SE, the signalization of the 242nd Street/Bothell-Everett Highway intersection, the widening of Bothell-Everett Highway between 240th SE and 242nd SE, and other improvements to existing public roads and intersections and (y) the construction of sewer and water lines; (ii) such rights to payment as may become due and payable by the City of Bothell, and/or owners (including future owners) of adjacent properties that develop or make use of such public infrastructure for their developments; (iii) such rights to payment as may become due and payable pursuant to any “latecomer agreement” with the City of Bothell or the Alderwood Water District, and (iv) Lots B8 and B9, City of Bothell Boundary Line Adjustment No. BLA2008-00008, Recording No. 201011155001, as amended under Recording No. 201110210154, records of Snohomish County, Washington, being a portion of the Southeast quarter of the Southwest quarter of Section 31, township 27 North, Range 5 East, W.M., in Snohomish County, WA.

“Excluded Liabilities” means any liability or obligation (a) of Seller required to be paid, performed, satisfied or discharged prior to the Closing under the Assigned Contracts other than amounts prorated or otherwise credited to Buyer or its Affiliates hereunder, (b) Pre-Closing Cost Overruns, (c) Taxes arising from Seller’s ownership of the Transferred Assets prior to the Closing (d) owed to an Employee, or any claim or complaint by an Employee asserted against Buyer or its Affiliates, which arises from any employment, action or event prior to the Closing Date, including but not limited to, any claim for wrongful termination, employment discrimination, harassment, retaliation, failure to hire, failure to pay minimum wage or overtime, failure to provide meal periods or rest breaks, reimbursement of business expenses or similar employment-related or wage and hour claims, (e) of Seller related to any litigation claims known to Seller prior to the Closing Date, or (f) for which Seller or its Affiliates are made responsible pursuant to this Agreement or any Transaction Document.

“Excluded Property” means (i) any property or asset (including intellectual property) owned by any Tenant and (ii) any right, title or interest in or to any assets of Seller or its Affiliates other than the Transferred Assets, including:

(a) all fuel centers of the Seller and its Affiliates and improvements and equipment related thereto;

(b) all cash on hand and in banks, cash equivalents, marketable securities investments, lock boxes and bank and deposit accounts;

(c) all accounts receivable and payments received prior to the Closing Date;

(d) all intangible property and rights, including any right, title, or interest in any Safeway Marks, other than the Transferred Intellectual Property;

(e) Tax refunds, Tax deposits and all current and deferred Tax-related account balances and Tax assets;

(f) subject to Section 2.6, all rights, claims or causes of action against third parties (including Tenants) with respect to the ownership, management or operation of the Shopping Centers and Real Property prior to the Closing (and benefits to the extent they arise therefrom) that relate to liabilities other than the Assumed Liabilities;

(g) Seller’s Organizational Documents, minute and ownership record books, Tax records, Tax Returns and reports, checkbooks and cancelled checks;

(h) except as otherwise provided in Section 5.1, copies of all personnel files and all records of Seller other than those files and records included in the Miscellaneous Shopping Center Assets;

(i) except as otherwise provided herein, all insurance refunds, property, casualty, product liability and general and commercial liability insurance policies;

(j) any attorney-client privilege of Seller or any of its Affiliates, including in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(k) all files maintained by legal counsel as a result of representation of Seller and all files maintained by Seller in connection with the transactions contemplated by this Agreement; and

(l) all documents or records prepared in connection with this Agreement or any Transaction Document, the transactions contemplated hereby or thereby or relating to the sale process, bids received from other Persons and information and analysis (including financial analysis) relating to such bids; and

(m) the Excluded Bothell Property.

“Furnishings” means all furniture, fixtures, equipment and other items of tangible personal property located at the Shopping Centers owned by Seller; but excluding the Miscellaneous Shopping Center Assets and the Excluded Property.

“GAAP” means generally accepted accounting principles of the United States in effect at the applicable date of determination, consistently applied.

“Governmental Authority” means any United States or foreign, federal, state, provincial, municipal, local or similar governmental authority, regulatory or administrative agency, tribunal or court.

“Ground Lease” means each Contract pursuant to which Seller leases any of the Leased Real Property from a third-party landlord.

“Hazardous Material” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“Indemnity Escrow Agreement” means the Indemnity Escrow Agreement to be entered into among Seller, Buyer and the Title Company (as escrow agent) at the Closing, in substantially the form attached hereto as Exhibit C.

“Indemnity Escrow Amount” means $12,423,750.

“Knowledge” as to Buyer means the actual knowledge of those Persons listed in Section 1.1(b) of the Disclosure Schedule, and as to Seller means the actual knowledge of those Persons listed in Section 1.1(c) of the Disclosure Schedule. “Know” and conjugations thereof have meanings correlative thereto.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority that has the force of law, including in relation to Taxes, in each case as in effect on and as interpreted on the date of this Agreement.

“Leased Real Property” means the real property leased or subleased by Seller as lessee pursuant to a Ground Lease, as set forth in Section 1.1(d) of the Disclosure Schedule, including the buildings, fixtures and improvements located thereon.

“Legal Proceeding” means (a) any lawsuit, action, claim or other proceeding at law or in equity by or before a Governmental Authority or (b) any arbitral action.

“Lien” means, with respect to any property or asset, any lien, charge, encumbrance, pledge, mortgage, deed of trust, hypothecation or security interest in respect of such property or asset.

“Losses” means any losses, liabilities or damages that are actually suffered or sustained, whether resulting from the operation of this Agreement, a judgment, a settlement or an award, including those arising out of any Legal Proceeding, Law or Contract, including, the documented, out-of-pocket costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“Major Tenants” mean those Tenants listed on Section 1.1(e) of the Disclosure Schedule.

“Merger” means the acquisition of Seller Parent by AB Acquisition LLC contemplated by that certain Agreement and Plan of Merger dated March 6, 2014 by and among Seller Parent, AB Acquisition LLC, Albertson’s Holdings LLC, a subsidiary of AB Acquisition LLC, Albertson’s LLC, a subsidiary of Albertsons Holdings LLC, and Saturn Acquisition Merger Sub, Inc., a subsidiary of Albertsons Holdings LLC, as amended.

“Miscellaneous Shopping Center Assets” mean all general intangibles relating to design, development, operation and use of the Shopping Centers, all rights and work product under construction, service, consulting, engineering, architectural and other Contracts (including warranties contained therein), receipts, accounting and business records, correspondence, books, records and files (including, but not limited to, correspondence and electronic e-mail files and folders of Employees) relating primarily to the ownership or operation of the Shopping Centers, plans and specifications of any portion of any Shopping Center, and keys and lock and safe combinations relating to the Shopping Centers, but excluding (a) the Excluded Property and (b) any confidential or proprietary information of Seller.

“Organizational Documents” means any charter, certificate of incorporation, declaration or certificate of partnership or limited partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments.

“Owned Real Property” means the real property owned by Seller set forth in Section 1.1(f) of the Disclosure Schedule, including the buildings, fixtures and improvements located thereon.

“Parties” means, collectively, Seller, Seller Parent and Buyer, and “Party” means any one of Seller, Seller Parent or Buyer, individually.

“PDC Assets” mean all personal property of Seller exclusively related to the business of Seller, but excluding internal memoranda, financial sales projections, budgets, appraisals and similar proprietary, confidential or privileged information and excluding the Excluded Property.

“Permit” means any authorization, license, permit, approval or certificate issued by a Governmental Authority, and including any professional licenses.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges, in each case, for amounts not yet delinquent, (b) statutory rights of mechanics, carriers, workers, repairers and similar parties to have Liens arising or incurred in the ordinary course of business, in each case, for amounts not yet delinquent or the amount or validity of which is being contested in good faith by or on behalf of Seller under appropriate proceedings, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (d) Liens of public record other than Liens for borrowed money incurred by Seller, (e) Ground Leases, Leases and all matters caused or arising by, through or under a landlord under a Ground Lease or a Tenant, (f) minor defects, imperfections or irregularities of title or Liens, if any, that do not materially and adversely affect the Seller’s ownership or operation of the Shopping Centers and Real Property, (g) all matters that would be disclosed by an accurate survey or inspection of the Real Property, (h) Liens created by Buyer, its lenders, or their respective successors and assigns, and (i) any Liens deemed “Permitted Liens” pursuant to Section 2.9(b), and Liens relating to matters for which Buyer is receiving a credit at closing.

“Pre-Closing Cost Overruns” means any Cost Overrun paid prior to the Closing Date or any Cost Overrun to be incurred after the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Project Bonds” means those certain bonds, letters of credit and similar undertakings set forth in Section 1.1(g) of the Disclosure Schedule, which were issued or entered into by Seller or an Affiliate thereof as collateral for certain development activities related to certain of the Transferred Assets.

“Project Effective Date” means for each Development Shopping Center the effective date as of which the budget for such Development Shopping Center was prepared as set forth on the Baseline Cost-to-Complete Budget.

“Property Taxes” means any real property, personal property and similar ad valorem Taxes.

“Real Property” means the Owned Real Property and the Leased Real Property, and correlatively, any reference to any individual Real Property means the specific Real Property site set forth in Sections 1.1(d) and (f) of the Disclosure Schedule.

“Reasonable Efforts” means good faith efforts in accordance with reasonable commercial practice and industry standards and without the incurrence of unreasonable cost or expense.

“Remedial Action” means all actions to (a) clean up, remove or treat any Hazardous Material or (b) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Representatives” means, as to any Person, its Affiliates, and its and their respective equity holders, officers, directors, managers, employees, counsel, accountants, advisers, consultants and agents.

“Retention Amounts” means any amounts withheld by Seller from Contractors as Contractor retention amounts prior to December 31, 2014 with respect to amounts otherwise due and payable to such Contractors prior to December 31, 2014 under Development Contracts as set forth in Section 1.1(h) of the Disclosure Schedule.

“Shopping Center Assets” mean, collectively, Seller’s right, title and interest in, to and under (a) the Real Property, (b) the Furnishings, and Miscellaneous Shopping Center Assets, (c) the assignable Permits primarily related to the ownership or operation of the Shopping Centers, (d) the Assigned Contracts and (e) any Transferred Intellectual Property, but excluding, in each case, the Excluded Property.

“Shopping Centers” means the retail shopping centers, malls or similar commercial real estate properties operated at, or being developed on, the Real Properties.

“Specified Covenants” means, the post-Closing covenants and agreements set forth in Section 2.6 (Prorations), Section 2.7 (Cost-to-Complete Purchase Price Adjustment), Section 2.12 (Purchase Price Allocation), ARTICLE V (Covenants), ARTICLE VI (Indemnification) and ARTICLE VII (Miscellaneous).

“Sunnyvale Amendment” means an executed amendment to the Ground Lease for Sunnyvale, CA containing customary mortgagee protection language in the form of Exhibit P.

“Sunnyvale Payment” means $2,000,000.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority (whether disputed or not), including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tenant Waiver” means the waiver by any Tenant of rights under the applicable Lease (including rights of first offer or refusal) arising as a result of the transactions contemplated by this Agreement and the Transaction Documents, which waiver is required to be obtained pursuant to the terms of the applicable Lease in order for such Lease to remain in full force and effect from and after the Closing (whether such waiver is affirmatively provided by the applicable Tenant or arises as a result of the expiration of a time period applicable to the exercise of such rights).

“Tenants” mean the tenants under the Leases.

“Title Policy” means a 2006 ALTA Owner’s Policy of Title Insurance issued by the Title Company, covering the Real Property, in an amount equal to the Allocated Asset Value for such Real Property, subject only to the exceptions approved by Buyer prior to the Closing Date.

“Transaction Document” means any agreement, instrument or document executed or delivered by any Party (or Affiliate thereof) to any other Party (or Affiliate thereof) at the Closing pursuant to the terms of this Agreement.

“Transferred Assets” mean, collectively, Seller’s right, title and interest in, to and under (a) the Shopping Center Assets, (b) the PDC Assets, and (c) the Development Assets.

“Transferred Intellectual Property” means (a) the Seller Marks and all goodwill associated therewith, (b) all copyrightable works, all copyrights, and applications, registrations, and renewals in connection with the Seller Marks, (c) all software primarily related to the ownership or operation of the Shopping Centers (including data, tools, databases, passwords, source codes and related documentation) owned by Seller or any of its Affiliates in its capacity as owner of the Shopping Centers (and not in its capacity as tenant or any other capacity), to the extent assignable, (d) all trade secrets, know-how and inventions (whether or not patented or reduced to practice) primarily related to the ownership and operation of the Shopping Centers owned by Seller or any of its Affiliates in its capacity as owner of the Shopping Centers (and not in its capacity as tenant or any other capacity) and (e) Websites; but excluding in each case (i) the Excluded Property, and (ii) any confidential or proprietary information of Seller.

“United States” means United States of America.

“Warranties” mean, collectively, warranties and guaranties with respect to the Transferred Assets, including all warranties and guaranties under the Development Contracts, to the extent such warranties and guaranties are transferable, or the consent of such transfer is obtained.

“Website Content” means all of the content, including images, video, audio, and text, currently displayed on any Websites.

“Websites” mean web sites, web addresses, uniform resource identifiers, uniform resource locaters and internet domain name registrations primarily related to the ownership or operation of the Shopping Centers by Seller or any of its Affiliates in its capacity as owner of the Shopping Centers (and not in its capacity as tenant or any other capacity), but excluding any of the foregoing that consist of or contain any Safeway Marks.

Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section

Agreement	Preamble
Assignment and Assumption	2.5(a)(v)
Bothell Property	2.10
Bothell ROFR Property	2.10
Bothell Safeway Property	2.10
Buyer	Preamble
Buyer Indemnified Parties	6.2(a)
California Real Property	8.3(a)
CAM Changes	2.6(a)(i)

Claim Notice	6.3(a)
Closing	2.4
Closing Date	2.4
Closing Sales Tax	2.8(c)
Closing Sales Tax Forms	2.8(c)
Closing Statement	2.5(a)(xiv)
Code	2.11
Cost-to-Complete Budget True-up Amount	2.7(c)
Cost-to-Complete Settlement Statement	2.7(a)
Current Year Tax Appeal	2.6(a)
Data Room	6.5(b)
Deed	2.5(a)(i)
Deposit Escrow Agreement	7.6
Development Plans	3.13
Disclosing Party	5.4(c)
District LUEs	8.7(b)
Draft Chase LOI	Definition of Chase LOI
ESPM	8.3(b)
Exchanged Transferred Assets	5.11(a)
Final Adjustment	2.7(c)
Final Proration Period	2.6(b)
Final Proration Settlement Statement	2.6(b)
Final Purchase Price	2.2
Guaranty Cap	7.10(a)
Ground Lease Assignment	2.5(a)(i)
Indemnified Party	6.3(a)
Indemnifying Party Initial Deposit	6.3(a) 7.6
Initial Purchase Price	2.2
Leases	3.4(e)
Licensed Website Content	5.2
LUEs	8.7(b)
Minor Contract	3.6(b)
Non-Party Affiliate	6.7(d)
Occasional Sale Certificate	2.8(b)
PDC Office Lease	2.5(a)(vii)
Potential Contributor	6.4(f)
Prorated Items	2.6(a)
QI	5.11(a)
RCW	8.9
Receiving Party	5.4(c)
Referee Reference Commencement Notice Reference Stipulation	7.11 7.11 7.11
Released Claims	6.5(d)

Required Estoppels	2.5(a)(xvi)
Required Tenant Waivers	2.5(a)(xv)
Safeway Marks	5.2
Sales Tax	2.8(c)
Seller	Preamble
Seller Disclosure Statement	8.9
Seller Guaranteed Obligations	7.10(a)
Seller Indemnified Parties	6.2(b)
Seller Marks	5.2
Seller Parent	Preamble
Seller Tenant Certificate	2.5(a)(xvii)
Surveys	2.9(a)
Third-Party Claim	6.3(a)
Title Commitment	2.9(a)
Title Company	2.9(a)
Title Notice	2.9(b)
Transferred Assets	Recitals
Transition Services Agreement	2.5(a)(vi)
True-up Accountant	2.6(b)
True-up Amount True-up Covenant	2.6(b) 6.4(a)
Unresolved Cost-to-Complete Items	2.7(c)
Unresolved Items	2.6(b)
Year-End	2.6(6)(i)

Section 1.3 Rules of Construction.

(a) All article, section, schedule, annex and exhibit references used in this Agreement are to articles, sections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The schedules, annexes and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(d) Any matter set forth in any representation or disclosed in any provision, subprovision, section or subsection of the Disclosure Schedule shall be deemed set forth and disclosed for all purposes of the Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is relevant to such other sections of the Disclosure Schedule. To the extent that any representation or warranty of Seller contained in this Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given or by “Property MAE,” the inclusion of any matter in the Disclosure Schedule does not constitute a determination by Seller that such matters are material or would have a Property MAE. In addition, under no circumstances shall the disclosure of any matter in the Disclosure Schedule where a representation or warranty of Seller is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Property MAE imply that any other undisclosed matter having a greater value or other significance is material or would have a Property MAE. Nothing in this Agreement or the Disclosure Schedule constitutes an admission of liability or obligation of Seller or any of its Affiliates to any third party, nor an admission against the interests of Seller or any of its Affiliates.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE; CLOSINGS; PRE-CLOSING CONSENTS AND WAIVERS

Section 2.1 Purchase and Sale of Transferred Assets; Assumption of Assumed Liabilities; Excluded Assets and Excluded Liabilities.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets, free and clear of any Liens other than Permitted Liens.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume and become responsible for the Assumed Liabilities and shall thereafter pay, perform and discharge (or cause to be paid, performed and discharged) when due the Assumed Liabilities.

(c) Notwithstanding anything to the contrary contained herein, (i) the Transferred Assets shall not include any assets or properties other than those set forth in the definition of “Transferred Assets” and (ii) at the Closing Buyer will not assume or become responsible for any Excluded Liabilities.

Section 2.2 Consideration. The aggregate consideration payable by Buyer to Seller at the Closing for the Transferred Assets shall be (i) the assumption of the Assumed Liabilities, plus (ii) an amount in cash equal to $828,250,000 plus (iii) the Chase Payment (unless a copy of the Chase LOI has not been delivered to one of the Parties prior to Closing) (the sum of the foregoing (i) – (iii), the “Initial Purchase Price”), which shall be increased or decreased, as applicable, by the amount of the Prorated Items as of the Cut-Off Time in accordance with Section 2.6 and by the estimated Cost-to-Complete Adjustment Amount as set forth on the Estimated Cost-to-Complete Report (the amount determined as a result of the foregoing calculation the “Final Purchase Price”). The Final Purchase Price shall be paid by Buyer at the Closing pursuant to Section 2.3(a) based on the calculations in the Closing Statement, and it shall be subject to adjustment following the Closing pursuant to Section 2.6(b) and Section 2.7.

Section 2.3 Payment on Closing.

(a) On the Closing Date, Buyer shall deliver to the Title Company, by wire transfer of immediately available funds, an amount equal to the Final Purchase Price, without withholdings of any kind, less the Initial Deposit. Without limiting the foregoing, but in furtherance thereof, Buyer and Seller hereby agree that on the Closing Date, the Title Company shall be instructed to disburse an aggregate amount equal to the Final Purchase Price in accordance with a Closing Statement approved by Buyer and Seller and prepared consistent with the terms of this Agreement, with an amount equal to the Indemnity Escrow Amount being disbursed to the Title Company to be held in accordance with the Indemnity Escrow Agreement and Section 6.8.

Section 2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, CA or by remote exchange of deliverables (the “Closing Date”). The Closing shall be deemed to have been consummated at the Cut-Off Time.

Section 2.5 Closing Deliverables. The following deliveries shall be made at the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer or the Title Company, as applicable:

(i) with respect to each parcel of Owned Real Property, a duly executed deed substantially in the form of Exhibit D (each, a “Deed”), conveying the fee estate in such Real Property, subject to the Permitted Liens, with such modifications as are required by local Law so that such Deed will be in recordable form and be the equivalent of a so-called “special warranty” deed in such local jurisdiction;

(ii) with respect to each Real Property, a duly executed counterpart to an assignment of Leases in the form of Exhibit E (each, a “Lease Assignment”) duly executed by Seller, conveying Seller’s right, title and interest in the Leases for each Real Property to Buyer;

(iii) with respect to each Leased Real Property, a duly executed counterpart to an assignment of the Ground Lease in the form of Exhibit F (each, a “Ground Lease Assignment”) duly executed and acknowledged in recordable form by Seller, conveying Seller’s interest in the applicable Real Property to Buyer;

(iv) a duly executed bill of sale, substantially in the form of Exhibit G, transferring to Buyer all of Seller’s right, title and interest in, to and under the Furnishings and personal property listed in Section 2.5(a)(iv) of the Disclosure Schedule;

(v) a duly executed counterpart to an assignment and assumption agreement, substantially in the form of Exhibit H (the “Assignment and Assumption”), transferring to Buyer all of Seller’s right, title and interest in, to and under the Assigned Contracts, Miscellaneous Shopping Center Assets, assignable Permits and Transferred Intellectual Property and evidencing Buyer’s assumption of the Assumed Liabilities;

(vi) a duly executed counterpart to the Transition Services Agreement in the form of Exhibit I (the “Transition Services Agreement”);

(vii) a duly executed counterpart to the PDC Office Lease in the form of Exhibit J (the “PDC Office Lease”);

(viii) a duly executed counterpart to any document to be executed at Closing (if any) by Seller or any of its Affiliates in connection with obtaining the Required Tenant Waivers in respect of the Shopping Centers to be transferred at the Closing;

(ix) a duly executed tenant letter signed by Seller addressed to the Tenants under the Leases advising such Tenants of the sale of the applicable Real Property to Buyer, the transfer of such tenant’s security deposit to Buyer, and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer;

(x) a certificate dated the Closing Date, duly executed by an authorized officer of Seller, certifying Seller’s non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b) and any applicable state or local Law equivalents;

(xi) a duly executed tax declaration or similar document (or counterparts thereto, as applicable) required to be executed by a “seller” or “grantor” in connection with any transfer, stamp, excise or similar Tax imposed by a state, county or city in connection with the Closing;

(xii) two (2) counterparts to the Indemnity Escrow Agreement, duly executed by Seller;

(xiii) a Title Policy for each parcel of Real Property, or the irrevocable written commitment of the Title Company to issue the Title Policy, subject only to Permitted Liens;

(xiv) a statement, setting forth Seller’s calculation of the Final Purchase Price (including the components of such calculation described in the definition thereof), and attaching an Estimated Cost-to-Complete Report (collectively with such attachment, the “Closing Statement”);

(xv) those certain Tenant Waivers set forth in Section 2.5(a)(xv) of the Disclosure Schedule (collectively, the “Required Tenant Waivers”);

(xvi) those certain estoppel certificates received by Seller with respect to the Leases (with Seller as Lessor) and Leased Real Property (with Seller as Lessee) referenced in such certificates, each of which are dated on or after November 1, 2014 (collectively, the “Required Estoppels”); and

(xvii) if elected by Seller, those certain Seller certificates with respect to the Leases (with Seller as Lessor) and Leased Real Property (with Seller as Lessee) referenced in such certificates, each of which is dated as of the Closing Date (collectively, the “Seller Certificates”), which certificates may cover up to twenty percent (20%) of the occupied aggregate square footage not occupied by the Major Tenants.

(b) Buyer shall deliver, or cause to be delivered, to Seller or the Title Company, as applicable:

(i) the Final Purchase Price (less the Deposit), in accordance with Section 2.3(a);

(ii) a duly executed counterpart to the Assignment and Assumption;

(iii) a duly executed counterpart to each Ground Lease Assignment;

(iv) a duly executed counterpart to the Transition Services Agreement;

(v) a duly executed counterpart to the PDC Office Lease;

(vi) a duly executed counterpart to any document to be executed at the Closing (if any) by Buyer or any of its Affiliates in connection with obtaining the Required Estoppels in respect of the Tenants of the Shopping Centers;

(vii) a duly executed counterpart to any document to be executed at the Closing (if any) by Buyer or any of its Affiliates in connection with obtaining the Required Tenant Waivers in respect of the Tenants of the Shopping Centers;

(viii) a duly executed tax declaration or similar document (or counterparts thereto, as applicable) required to be executed by a “buyer” or “grantee” in connection with any transfer, stamp, excise or similar Tax imposed by a state, county or city in connection with the Closing;

(ix) copies of the bonds, letters of credit and other undertakings being delivered by Buyer sufficient, as determined by Seller in its reasonable discretion, to effectuate the release of the Project Bonds as contemplated by Section 5.8; and

(x) two (2) counterparts to the Indemnity Escrow Agreement, duly executed by Buyer.

Section 2.6 Proration Calculation Principles and Related Matters.

(a) The following items (collectively, the “Prorated Items”) shall be prorated between Seller and Buyer as of the Cut-Off Time (on the basis of the actual number of days elapsed over the applicable period prior to the Cut-Off Time) in accordance with the calculation principles set forth below, with Buyer being deemed to be the owner of the Transferred Assets transferred at the Closing from and after the Cut-Off Time and being entitled to receive all operating income of such Transferred Assets thereafter, and being obligated to pay all expenses related to such Transferred Assets, with respect to the Closing Date:

(i) Rent and Other Income. Rent, and other amounts due and payable by Tenants under any Leases shall be prorated between Seller and Buyer as of the Cut-Off Time; provided, however, that common area maintenance charges (“CAM Charges”) shall be prorated between Buyer and Seller as of December 31, 2014 (“Year-End”), with Seller responsible for refund of any over-collection of CAM Charges allocable to the period prior to Year-End. If any arrearage exists or pre-Closing CAM Charges are unpaid under any Lease as of the Cut-Off Time, any amounts collected on or after the Closing Date with respect to such Lease shall be applied first to amounts then due and payable under such Lease with respect to the period from and after the Cut-Off Time, and thereafter to any amounts then due and payable under such Lease with respect to the period prior to the Cut-Off Time. From and after Closing, Buyer shall use Reasonable Efforts to collect all pre-Closing arrearages and CAM Charges for the benefit of Seller; provided, however, that Buyer shall have no obligation to file any Action against Tenants in connection therewith. Seller shall bear the tenant improvement allowances, brokerage commissions and similar leasing costs consistent with past practice with respect to leases and letters of intent for leases that commence or that are projected to commence before January 1, 2015 as provided in Exhibit B, and Buyer shall bear all other leasing costs with respect to the leasing of the Real Property. Seller agrees that after the Closing Date Seller will not institute litigation to collect arrearages in Rents or pre-Closing CAM Charges under a Lease unless such Lease has been terminated and Buyer has not already instituted litigation to collect such arrearages or pre-Closing CAM Charges, as applicable. Seller shall indemnity, defend and hold harmless Buyer from and against any and all claims, demands, losses and/or liabilities (including reasonable attorneys’ fees and costs) arising as a result of claims by Tenants for refunds owing to such Tenants allocable to the period prior to the Year-End for reconciliation of CAM Charges to the extent that Seller has not paid Buyer or given credit to Buyer for such refund amounts. Buyer shall indemnify, defend and hold harmless Seller from and against any and all claims, demands, losses and/or liabilities (including reasonable attorneys’ fees and costs) arising as a result of claims by Tenants for refunds owing to such Tenants (i) allocable to the period prior to Year-End for reconciliation of CAM Charges to the extent that Seller has paid Buyer or given credit to Buyer for such refund amounts, and/or (ii) allocable to the period after Year-End for reconciliation of CAM Charges.

(ii) Security Deposits. Buyer shall receive a credit for all cash security deposits, if any, held by or for Seller under any Leases. Buyer shall cause such amount to be maintained after the Closing as a security deposit in accordance with the terms of the applicable Lease and applicable Law and shall indemnify and hold harmless Seller Indemnified Parties from all Legal Proceedings of Tenants with respect thereto. In the event that Seller holds any letters of credit as a security deposit under any Lease, then Seller shall use Reasonable Efforts to cause such letters of credit to be transferred to Buyer at the Closing or as soon as reasonably practicable thereafter (or, in the event that such letters of credit cannot be transferred, to be replaced by equivalent letters of credit in favor of Buyer). Buyer shall bear all costs and expenses required to transfer or replace any such letters of credit.

(iii) Ground Leases. All rent payable under the Ground Leases shall be prorated between Seller and Buyer as of the Cut-Off Time on an accrual basis, based on the actual number of days in the month (quarter, year or other applicable period) during which the Closing Date occurs. Seller shall be responsible for all rent payable under the Ground Leases attributable by Seller to the period before the Cut-Off Time and Buyer shall be responsible for all rent payable under the Ground Leases attributable to the period on and after Cut-Off Time. In addition, Seller shall be paid by Buyer at the Closing for then-balances, if any, of all impounds and reserves held under the Ground Leases (and at the Closing, Buyer shall receive all rights of Seller thereto).

(iv) Assigned Contracts. To the extent such amounts are not paid or payable by Tenants and to the extent not paid or assumed by Buyer pursuant to other provisions hereof, any amounts prepaid or payable under any Assigned Contracts, and any advertising expenses, trade association dues and trade subscriptions shall be prorated as of the Cut-Off Time with Seller obligated for all sums accrued prior to the Cut-Off Time and Buyer obligated for all sums accrued after the Cut-Off Time; provided, however, that all amounts included in CAM expenses shall be prorated between Buyer and Seller as of Year-End. All other amounts owed or owing under the Assigned Contracts to the extent not paid or assumed by Buyer pursuant to other provisions hereof shall be prorated between Seller and Buyer as of the Cut-Off Time.

(v) Tax Credit. Buyer shall receive a credit for any accrued but unpaid Property Taxes imposed in respect of the Shopping Centers, the Real Property and the other Transferred Assets that are payable after the Closing and attributable to the portion of the current year which has elapsed prior to the Cut-Off Time (and to the extent unpaid, for prior years), and Seller shall be paid by Buyer for any such Taxes in respect of the Shopping Centers, the Real Property and the other Transferred Assets that are attributable to the portion of the current year after the Cut-Off Time (and to the extent paid, for future years) to the extent such Taxes have been paid prior to the Cut-Off Time. For the avoidance of doubt, Buyer shall be responsible for the timely payment of any Property Taxes in respect of the Shopping Centers, the Real Property and the other Transferred Assets due after the Cut-Off Time to the applicable Tax Authority. If the amount of any such Taxes has not been determined as of the Closing, such amount shall be calculated based on the most recent ascertainable Taxes. Any refunds of such Taxes shall be prorated between Buyer and Seller based on the portion of the year in which the Closing occurred that each of them owned (directly or indirectly) the applicable Shopping Center, Real Property or other Transferred Assets. In no event shall Seller be charged with or be responsible for any increase in the Taxes on the Shopping Centers, Real Property or other Transferred Assets resulting from the sale of the Shopping Centers, Real Property or other Transferred Assets contemplated by this Agreement or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Shopping Centers, Real Property or other Transferred Assets are payable in installments, then the installment allocable to the year in which the Closing Date occurs shall be prorated (with Buyer being allocated the obligation to pay any installments due after the Cut-Off Time).

(vi) Tax Appeal. Seller may appeal any Property Taxes imposed in respect of the applicable Shopping Center, Real Property or other Transferred Assets for any pre-Cut-Off Time period, and any contingency fee charged by any consultant or other third party pursuing such Tax appeal shall be deducted on a prorated basis from the refund payable to each of Seller and Buyer. If any appeal of any Taxes is pending as of the Cut-Off Time with respect to any Tax period that has closed prior to the Cut-Off Time, Seller shall be entitled to receive any rebate or credit resulting from such appeal to the extent that such amounts are not due to Tenants, and shall pay all expenses of prosecuting such appeal. If any appeal of any Taxes is pending as of the Cut-Off Time with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such Taxes shall be re-prorated between Seller and Buyer as of the Cut-Off Time in accordance with the results of such Current Year Tax Appeal. Seller and Buyer shall cooperate in the prosecution of each Current Year Tax Appeal. All third-party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Cut-Off Time, and shall be paid by Buyer to the extent due and payable on or after the Cut-Off Time, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Buyer and Seller in the same proportion as they bear the applicable Taxes for such year.

(vii) Utilities. To the extent such amounts are not paid directly by Tenants, utilities and fuel, including steam, water, electricity, gas and oil shall be prorated as of the Cut-Off Time (or for CAM expenses, as of Year-End). Seller shall use Reasonable Efforts to cause the meters, if any, for utilities to be read the day immediately prior to the Closing Date and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then, to the extent practicable, adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date, and such adjustment shall be prorated when the next utility bills are received. Seller shall be paid by Buyer for all deposits made by or on behalf of Seller as of the Cut-Off Time as security under any Assigned Contract, utility, public service or other arrangement to the extent the same remains on deposit for the benefit of Buyer.

(viii) Permits. To the extent such amounts are not paid or payable by Tenants, Seller shall be paid at Closing for any recurring fees for any Real Property’s or any Shopping Center’s Permits that have been paid by Seller prior to the Cut-Off Time and relate to the period from and after the Cut-Off Time, and Buyer shall receive a credit for any such fees which have not been paid as of the Cut-Off Time and relate to the period prior to the Cut-Off Time.

(ix) Miscellaneous. Any other items of operating income or operating expense which are customarily prorated between the parties in real estate closings of comparable commercial properties in the metropolitan area where the applicable Real Property is located shall be prorated between Seller and Buyer as of the Cut-Off Time on an accrual basis, based on the actual number of days in the month (quarter, year or other applicable period) during which the Closing Date occurs.

(b) All of the Prorated Items that can be determined or estimated as of the Cut-Off Time have been so determined or estimated by Seller in the Closing Statement delivered by Seller to Buyer in respect of the Closing. The Closing Statement shall include a reasonably detailed breakdown of the Prorated Items (as applicable, by individual Real Property) and shall be prepared in a manner consistent with the calculation principles and procedures set forth in Section 2.6(a). Within one-hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Seller an updated proration report and closing statement (the “Final Proration Settlement Statement”) prepared in a manner consistent with the calculation principles and procedures set forth in Section 2.6(a), and proposing adjustments to those Prorated Items and other items on the Closing Statement (A) that were not apportioned on the Closing Statement because of the unavailability of information, (B) that were apportioned on the Closing Statement based upon estimated, inaccurate or incomplete information, or (C) for which manifest errors existed on the Closing Statement. Buyer and Seller shall each have the right to have their respective accountants review drafts of the Final Proration Settlement Statement such that the Final Proration Settlement Statement accurately reflects the operations of the applicable Shopping Centers on the Closing Date, and Buyer shall provide Seller and its Representatives reasonable access to the applicable Shopping Centers or Buyer’s principal place of business where such books and records are maintained to review such books and records to enable Seller to audit the same with respect to the Final Proration Settlement Statement. The Parties shall meet to come to a final determination of the accuracy of Final Proration Settlement Statement within thirty (30) days (“Final Proration Period”) after the Seller’s receipt of the Final Proration Settlement Statement. Unless any matters remain in dispute upon the expiration of the Final Proration Period, then within five (5) days of such expiration, Seller or Buyer, as the case may be, shall pay to the other the amount as may be required by the Final Proration Settlement Statement (the “True-up Amount”), together with interest thereon at the lesser of two percent (2%) over the “prime rate” (as announced from time to time in the Wall Street Journal) per annum or the maximum rate allowed by Law, from the date of demand to the date of payment if payment is not made within ten (10) days after delivery of a written demand therefor. If any matters remain in dispute (the “Unresolved Items”) at the expiration of any Final Proration Period, then KPMG (or, if at the time of such dispute KPMG is performing audit or other services for either Seller or Buyer, then such other independent accounting firm of recognized national standing which is not providing such services to either Seller or Buyer at such time and is otherwise mutually selected by Seller and Buyer) shall resolve such Unresolved Items, acting as an expert and not an arbitrator, but in no case shall they review or propose any resolution for any matters that are not Unresolved Items. If neither KPMG nor any such mutually selected accounting firm is willing and able to serve in such capacity, then Seller shall within ten (10) days deliver to Buyer a listing of three other accounting firms of recognized national or regional standing and Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms, provided that the firm ultimately selected may not be performing audit or other services for either Seller or Buyer or any of their respective Affiliates at such time (such firm as is ultimately selected pursuant to the aforementioned procedures being the “True-up Accountant”). Buyer and Seller shall use their Reasonable Efforts to cause the True-up Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such Unresolved Items are submitted for review. The True-up Accountant shall make a determination with respect to the Unresolved Items only and shall be limited to those adjustments, if any, that need to be made in order for the Final Proration Settlement Statement to comply with the standards referred to in this Section 2.6. In no event shall the True-up Accountant’s determination of any Unresolved Items be outside the range of Buyer’s and Seller’s disagreement. The determination of the True-up Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the True-up Accountant shall be used to determine the True-up Amount, which shall be paid by the applicable Party within five (5) days of the True-up Accountant’s determination. Upon payment of the True-up Amount pursuant to this Section 2.6(b), such True-up Amount shall be deemed final and binding on the Parties and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between Seller and Buyer for income and expenses.

(c) Buyer and Seller shall share the fees and expenses of the True-up Accountant incurred under this Section 2.6 in inverse proportion to the relative amounts of the Unresolved Items determined in favor of such Party, in accordance with the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Buyer and the denominator of which is the total dollar amount of Unresolved Items and (ii) Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Seller and the denominator of which is the total dollar amount of Unresolved Items.

Section 2.7 Cost-to-Complete Purchase Price Adjustment.

(a) At the Closing Seller shall deliver an estimated calculation of the Cost-to-Complete Adjustment Amount based on the information that can be determined or estimated as of the Cut-Off Time (the “Estimated Cost-to-Complete Report”), which shall include a schedule comparing the Baseline Cost-to-Complete Budget and estimates of the other components of the Cost-to-Complete Adjustment Amount. The Estimated Cost-to-Complete Report shall form a part of the Closing Statement delivered by Seller to Buyer in respect of the Closing. The Estimated Cost-to-Complete Report shall include a reasonably detailed breakdown of the Cost-to-Complete Adjustment Amount (as applicable, by individual Real Property). The Cost-to-Complete Adjustment Amount as set forth on the Estimated Cost-to-Complete Report is referred to herein as the “Estimated Adjustment.” If the Estimated Adjustment is negative, such amount shall be deducted from the Final Purchase Price paid at Closing. If the Estimated Adjustment is positive, such amount shall increase the Final Purchase Price paid at Closing.

(b) In furtherance of, and not in limitation of the foregoing, within ninety (90) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement of the Development Costs actually paid by Seller from and after the applicable Project Effective Date through December 31, 2014, including any Cost Savings, but excluding any Development Costs paid by Seller with respect to Pre-Closing Cost Overruns, the latter of which shall remain Seller’s sole liability (the “Cost-to-Complete Settlement Statement”), which shall be in the same format as Exhibit B attached hereto and shall include Seller’s good faith calculation of the Cost-to-Complete Adjustment Amount. Seller and Buyer shall each have the right to have their respective accountants review drafts of the Cost-to-Complete Settlement Statement, and Seller and Buyer shall each provide the other Party and its Representatives reasonable access to the applicable Shopping Centers or place of business where relevant books and records are maintained to review such books and records to enable Seller to prepare, and Buyer to audit, the Cost-to-Complete Settlement Statement.

(c) The Parties shall meet to come to a final determination of the accuracy of Cost-to-Complete Settlement Statement within thirty (30) days after the Buyer’s receipt of the Cost-to-Complete Settlement Statement. The final determination of the Cost-to-Complete Adjustment Amount is referred to as the “Final Adjustment.” Unless any matters remain in dispute upon the expiration of such 30-day period, then within five (5) days of such expiration, either (i) if the Final Adjustment less the Estimated Adjustment is negative, Seller shall pay to Buyer the absolute value of such amount, or (ii) if the Final Adjustment less the Estimated Adjustment is positive, Buyer shall pay to Seller such amount (either such payment, the “Cost-to-Complete Budget True-up Amount”). If any matters remain in dispute (the “Unresolved Cost-to-Complete Items”) at the expiration such 30-day period, then the True-up Accountant shall resolve such Unresolved Cost-to-Complete Items, acting as an expert and not an arbitrator, but in no case shall they review or propose any resolution for any matters that are not Unresolved Cost-to-Complete Items or relate to a dispute concerning whether Development Costs constitute Pre-Closing Cost Overruns. Any disputes that are not within the jurisdiction of the True-Up Accountant are to be decided by reference as set forth in Section 7.11. The True-up Accountant shall make a determination with respect to the Unresolved Cost-to-Complete Items only and shall be limited to those adjustments, if any, that need to be made in order for the Cost-to-Complete Settlement Statement to comply with the provisions of this Section 2.7. In no event shall the True-up Accountant’s determination of any Unresolved Cost-to-Complete Items be outside the range of Buyer’s and Seller’s disagreement. The determination of the True-up Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the True-up Accountant shall be used to determine the Cost-to-Complete Budget True-up Amount, which shall be paid by the applicable Party within five (5) days of the True-up Accountant’s determination. Upon payment of the True-up Amount pursuant to this Section 2.7(c), such Cost-to-Complete Budget True-up Amount shall be deemed final and binding on the Parties and except as otherwise expressly set forth in this Agreement there shall be no further adjustment in respect of any budgeted or actual Development Costs remaining to be paid following the Closing.

(d) Buyer and Seller shall share the fees and expenses of the True-up Accountant incurred under this Section 2.7 in inverse proportion to the relative amounts of the Unresolved Cost-to-Complete Items determined in favor of such Party, in accordance with the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Cost-to-Complete Items resolved in favor of Buyer and the denominator of which is the total dollar amount of Unresolved Cost-to-Complete Items and (ii) Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Cost-to-Complete Items resolved in favor of Seller and the denominator of which is the total dollar amount of Unresolved Cost-to-Complete Items.

Section 2.8 Closing Costs.

(a) In connection with the Closing, Seller shall bear the following costs, fees and expenses: (i) the fees and disbursements of Seller’s counsel, and any other expenses incurred by Seller or its Representatives in closing the transaction contemplated by this Agreement, (ii) one-half of all escrow or closing agent fees, (iii) the cost of the Title Policy premium charged by Title Company (excluding premiums or other amounts in respect of any extended coverage), and (iv) the cost of any endorsements and modifications to cure title defects that Seller has agreed to cure pursuant to Section 2.9(b), (v) all state, county and local transfer taxes customarily payable by a seller of real property in the jurisdiction in which the Real Property is located, as set forth in Section 2.8(a) of the Disclosure Schedule. All other costs incurred at Closing shall be borne by the Parties in accordance with local custom, as set forth in Section 2.8(a) of the Disclosure Schedule.

(b) In connection with the Closing, Buyer shall bear the following costs, fees and expenses: (i) the fees and disbursements of Buyer’s counsel, and any other expenses incurred by Buyer or its Representatives in closing the transaction contemplated by this Agreement, (ii) one-half of all escrow or closing agent fees, (iii) the cost of all Title Policy endorsements and modifications (whether for owner’s or lender’s policies, including extended coverage, but excluding endorsements that Seller is required to pay for pursuant to Section 2.8(a)), (iv) the cost of conducting all diligence by Buyer, including the cost of all new or updated property surveys, environmental reports, property condition reports and other third-party reports, and (v) all state, county and local transfer taxes customarily payable by a buyer of real property in the jurisdiction in which the Real Property is located, as set forth in Section 2.8(a) of the Disclosure Schedule. All other costs incurred at Closing shall be borne by the Parties in accordance with local custom, as set forth in Section 2.8(a) of the Disclosure Schedule.

(c) At or prior to Closing, Buyer and Seller shall each pay one-half (1/2) of all sales, use and similar Taxes (and any surtax, interest and penalties thereon) (collectively, “Sales Tax”) payable as a result of the sale to Buyer of Furnishings and all other items for which Sales Tax is or may be payable under applicable Law (collectively, the “Closing Sales Tax”). In connection with the Closing Sales Tax, Seller shall prepare or obtain all applicable forms for filing with the appropriate governmental authorities and/or that Seller determine are necessary or desirable in order to accurately calculate the Closing Sales Tax, if available (collectively, the “Closing Sales Tax Forms”), provided that Buyer shall cooperate with Seller to the extent necessary in connection with the preparation or obtaining of the Closing Sales Tax Forms. Buyer shall be responsible for paying the Closing Sales Tax and delivering the Closing Sales Tax Forms to the appropriate taxing authorities. The term “Closing Sales Tax Forms” includes, where applicable, such documentation confirming that the transactions contemplated under this Agreement constitute an “occasional sale” under applicable Law (with respect to each Shopping Center, each an “Occasional Sale Certificate”). Seller and Buyer each agrees to cooperate reasonably in executing such Occasional Sale Certificates, if necessary under applicable Law.

Section 2.9 Diligence; Title and Survey.

(a) The Parties expressly agree and acknowledge that prior to the date hereof, Seller has made available to Buyer with respect to the Real Property and to the extent in Seller’s possession, copies of (i) the Leases and Ground Leases, (ii) the title insurance commitments relating to each Real Property listed in Section 2.9(a) of the Disclosure Schedule (including, in the case of Leased Real Property, a commitment for a leasehold policy of title insurance for such Leased Real Property) (collectively, the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”) together with copies of each of the exceptions set forth therein, (iii) an existing ALTA Survey for each Real Property (the “Surveys”), (iv) environmental reports regarding the Real Property, (v) certificates of occupancy, (vi) current real estate tax bills, (vii) rent rolls, (viii) operating statements, (ix) Warranties related to improvements constructed thereon, and (x) other operational documents and agreements of Seller, including the Assigned Contracts.

(b) Prior to the date of this Agreement, Buyer has notified Seller in writing (the “Title Notice”) which exceptions to title (including survey matters), if any, are not acceptable to Buyer. All exceptions to title shown on the Title Commitments and Surveys to which Buyer has not notified Seller in writing of its disapproval prior to the date hereof, or which are not listed on Section 2.9(b) of the Disclosure Schedules are deemed to constitute Permitted Liens. In response to each Title Notice, Seller has notified Buyer which exceptions to title Seller has cured or caused the Title Company to insure over, and all other matters identified in the Title Notice that have not been cured are deemed to constitute Permitted Liens.

Section 2.10 Non-Assignable Assets; Further Assurances. Buyer acknowledges that a portion of the Real Property commonly known as “Lakeside at Canyon Park” and located in the City of Bothell, Washington (the “Bothell Property”), is subject to a right of first refusal in favor of a third party that arises in certain circumstances. The portion of the Bothell Property subject to the right of first refusal is referred to as the “Bothell ROFR Property” and the remainder of the Bothell property is referred to as the “Bothell Safeway Property.” In the event the right of first refusal has been triggered and exercised with respect to the Bothell ROFR Property, Buyer hereby agrees that it is purchasing the Bothell Safeway Property for the amount equal to the Allocated Asset Value designated for the Bothell Safeway Property and the Initial Purchase Price shall be reduced by an amount equal to the Allocated Asset Value attributable to the Bothell ROFR Property. If the right of first refusal is not properly exercised with respect to the Bothell ROFR Property, the Bothell Property shall be included in the sale without any modifications.

Section 2.11 Purchase Price Allocation. The Final Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Internal Revenue Code of 1986, as amended (the “Code”)) shall be allocated among the Transferred Assets for Tax purposes in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Seller to Buyer within one hundred and twenty (120) days after the Closing Date. Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within twenty (20) days of such delivery. If Seller and Buyer are unable to resolve any such dispute, Buyer and Seller shall each submit a proposed Allocation, together with such written evidence as Buyer or Seller may elect, to the True-Up Accountant. Within thirty (30) days of such submission, the True-up Accountant shall resolve any differences between the Parties and report to Seller and Buyer with an Allocation, and such Allocation shall be final, binding and conclusive upon Seller and Buyer. The costs of the True-up Accountant in connection with such resolution shall be borne equally by Seller and Buyer. If the Purchase Price is adjusted pursuant to Section 2.7, Section 2.8, Section 6.6 or otherwise, the Allocation shall be adjusted as mutually agreed by Buyer and Seller (or, if Buyer and Seller are unable to reach agreement, pursuant to dispute resolution procedures similar to those set forth in the foregoing sentences of this Section 2.11. Buyer and Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule and reasonably apparent as exceptions to the representations and warranties of this Article III, Seller hereby represents and warrants to Buyer, as of the Closing Date, as follows:

Section 3.1 Organization of Seller; Authorization; Enforceability.

(a) Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted.

(b) Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of Seller. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which Seller is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by Seller and constitutes, or in the case of such Transaction Documents, will constitute, a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.2 No Conflict; Regulatory Approvals.

(a) None of the execution and delivery by Seller of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents or any Law or (ii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Assigned Contract that is not a Minor Contract.

(b) No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.3 Title; Sufficiency of Assets. Seller is the direct legal, beneficial and record owner of, and has good and marketable title to, or a valid leasehold interest in, all material personal property included in the Transferred Assets (other than any the Real Property), free and clear of all Liens other than Permitted Liens. The material personal property included in the Transferred Assets constitute all of the material personal property (other than any Excluded Property and the Real Property) reasonably required to operate the Shopping Centers in all material respects substantially in the same manner as currently conducted by Seller on the date of this Agreement.

Section 3.4 Real Property.

(a) The Owned Real Property constitutes all the real property owned by Seller, and the Leased Real Property constitutes all the real property leased or subleased by Seller as a tenant thereunder.

(b) Seller has good and marketable fee simple title to the Owned Real Property, and good and marketable leasehold title to the Leased Real Property, in each case, which is indicated on Section 3.4(b) of the Disclosure Schedule as being owned or leased by Seller, as applicable, free and clear of all Liens, other than Permitted Liens.

(c) Except pursuant to the Leases and subject to Permitted Liens, no Person other than Seller has the right to use or occupy the Real Property as of the date hereof. As of the date hereof, there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings with respect to any of the Real Properties.

(d) Section 3.4(d) of the Disclosure Schedule sets forth a list of all current construction projects which are ongoing at the Real Properties as of the date of this Agreement, including the budgeted cost based upon conditions known to Seller of each such project and the amount paid to the applicable party as of the date hereof in connection with each such project.

(e) Section 3.4(e) of the Disclosure Schedule sets forth a list of each Contract pursuant to which Seller leases any of the Real Property to a third-party tenant (collectively, the “Leases”). The copies of the Leases delivered to Buyer by Seller prior to the date hereof are true, accurate and complete copies of such Leases. The rent payable by the Tenant as of the date of this Agreement pursuant to each Lease is as set forth in the rent roll on Section 3.4(e) of the Disclosure Schedule. Except as set forth on Section 3.4(e) of the Disclosure Schedule, no

Tenants are entitled to any concessions, rebates, allowances, or free rent for any period after the Closing and none of the Leases provide for commissions payable by the owner of any Real Property that have not yet been paid by Seller. As of the date of this Agreement, each Lease represents the legally valid and binding obligation of Seller and, to the Knowledge of Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against Seller or such other party or parties, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(f) Except as set forth in Section 3.4(f) of the Disclosure Schedule, Seller has not entered into a Contract to sell, lease or encumber the Real Property or any interest therein to any other party, and no rights of first offer or rights of first refusal regarding the Real Property exist.

Section 3.5 ERISA. Seller is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of ERISA, a “plan” within the meaning of the Code or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

Section 3.6 Assigned Contracts.

(a) As of the date of this Agreement, each Assigned Contract that is not a Minor Contract represents the legally valid and binding obligation of Seller, and, to the Knowledge of Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against Seller or such other party or parties, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Seller nor, to the Knowledge of Seller, any other party or parties to any Assigned Contract that is not a Minor Contract is in monetary breach or default, or in non-monetary breach of or default under any Assigned Contract that is not a Minor Contract.

(b) Section 3.6(b) of the Disclosure Schedule sets forth a list of each material supply, service or vendor Contract with respect to any Shopping Center, entered into by Seller and which is in effect on the date of this Agreement, a true, correct and complete copy of which has been provided by Seller to Buyer. Notwithstanding the foregoing, if there exists any such Contract that is not shown on Schedule 3.6(b), the foregoing representation shall not be deemed to be incorrect to the extent (i) such Contract requires payments in the aggregate after the Closing Date of $25,000 or less and (ii) such Contract is terminable by Buyer without penalty on not more than thirty (30) days prior notice (each such Contract, a “Minor Contract”).

Section 3.7 Litigation. Except as set forth on Section 3.7 of the Disclosure Schedule, as of the date of this Agreement, (a) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened by any Person, against Seller, the Real Property or any Shopping Center and (b) there is no outstanding order, injunction, decree, regulatory restriction, or unsatisfied judgment against Seller, the Real Property or any Shopping Center from any Governmental Authority.

Section 3.8 Rent Roll. Seller has provided to Buyer a correct and complete copy of the rent roll for the Real Property dated as of the Closing Date, showing the rent due and other amounts payable by the Tenants under the Leases. The rent roll fairly presents the rental operations of the applicable Shopping Center as of such date and amounts payable by the Tenants pursuant to their Leases.

Section 3.9 Environmental Matters. The representations and warranties contained in this Section 3.9 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental matters, including any other matter arising under any Environmental Laws. Except as set forth on Section 3.9 of the Disclosure Schedule, to Seller’s Knowledge:

(a) the Real Property is, and since January 1, 2013, has been, in compliance with all Environmental Laws in all material respects;

(b) as of the date of this Agreement, none of the Real Property is the subject of any material outstanding administrative compliance order, consent decree or judgment from any Governmental Authority under any Environmental Laws requiring Remedial Action or the payment of any material fine or penalty; and

(c) as of the date of this Agreement, Seller has not received any written notification of any of the matters set forth in this Section 3.9.

Section 3.10 Legal Compliance. Except with respect to (a) compliance with Laws concerning Tax-related matters (as to which certain representations and warranties are made pursuant to Section 3.11) and (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.9), to the Knowledge of Seller, since January 1, 2013, Seller has not received any written notice from any Governmental Authority that the Real Property or any part thereof is not in compliance with any applicable Law.

Section 3.11 Tax Matters. Neither Seller nor Safeway Inc., Seller’s corporate parent, is a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.12 Brokers’ Fees. Except for Eastdil Secured, LLC, whose fees will be paid by Seller, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Seller or any of its Affiliates.

Section 3.13 Development Assets. Section 3.13 of the Disclosure Schedule sets forth a true and correct list of all Development Shopping Centers, Development Plans, and the Development Contracts in effect as of the applicable Project Effective Date with respect thereto, including any change orders, amendments or modifications thereto. On November 12, 2014, Seller delivered to Buyer the budgeted Development Costs to complete each of the Shopping

Centers on and after the applicable Project Effective Date, which included the Baseline Cost-to-Complete Budget. The Baseline Cost-to-Complete Budget is based on Contracts that were in effect as of the applicable Project Effective Date and where no such Contract existed, Seller’s good faith budget with respect to such Development Costs, and takes into account the Development Plans, Development Contracts and all conditions known to Seller.

Section 3.14 Insurance Notices. Seller has not received any written notice from any of Seller’s insurance carriers or any insurance carrier of any Tenant of any material defects or inadequacies in the Real Property that would materially and adversely affect the insurability of the Real Property. To Seller’s knowledge, there are no pending material insurance claims by or against Seller with respect to all or any portion of the Real Property.

Section 3.15 Knowledge. Seller represents and warrants to Buyer that those Persons listed in Section 1.1(c) of the Disclosure Schedule are principally responsible for the Seller’s business operations with respect to the Shopping Centers and Real Property.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedule and reasonably apparent as exceptions to the representations and warranties of this Article IV, Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

Section 4.1 Organization of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Buyer. This Agreement and each of the Transaction Documents has been duly and validly executed and delivered by Buyer and constitutes a legally valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3 No Conflict.

(a) None of the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with, or result in any violation of the Organizational Documents of Buyer or any Law or (ii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which Buyer is a party or by which Buyer or Buyer’s properties or assets are bound.

(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery by each of Buyer of this Agreement or the Transaction Documents to which it is a party or the consummation by each of Buyer of the transactions contemplated hereby or thereby.

Section 4.4 Litigation. As of the date of this Agreement, there are no (a) Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Authority binding upon Buyer, in each case, related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Buyer or any of its Affiliates.

Section 4.6 Financial Ability. Buyer has and will have at Closing sufficient cash on hand or available borrowing capacity under existing credit facilities to fund the consummation of the transactions contemplated by this Agreement and the Transaction Documents, perform their obligations under this Agreement and the Transaction Documents and satisfy all other costs and expenses arising in connection herewith and therewith.

Section 4.7 Permitted Assignee. Buyer, and any Person that Controls, directly or indirectly, Buyer, satisfies all requirements set forth in each of the Leases for Buyer to become a party to each such Lease.

ARTICLE V

COVENANTS

Section 5.1 Books and Records; Post-Closing Access. After the Closing, each Party shall afford to the other Party and its Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with the normal operation of such disclosing Party’s business, to the properties, books, Contracts, commitments, Tax Returns, records (including work papers) and counsel (subject to attorney-client privilege, which shall not be waived or violated) and accountants of, and shall furnish the receiving Party and its Representatives with all financial and operating data and other information concerning the affairs of, the Real Property, the Shopping Centers, the Development Assets and the other Transferred Assets applicable to the Closing, in each case, as such receiving Party or its Representatives reasonably request to the extent reasonably required in connection with its accounting, tax, legal defense or other similar needs; provided, however, that nothing herein shall require the disclosure or provision of documents or records prepared in connection with this Agreement or any Transaction Document, the transactions contemplated hereby or thereby or relating to the sale process, bids received from other Persons and information and analysis (including financial analysis) relating to such bids. In furtherance of the foregoing, except as may otherwise be required pursuant to Buyer’s records management policy, Buyer shall retain all of the books and records included in the Transferred Assets and existing on the Closing Date and shall not destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Law.

Section 5.2 Seller Marks and Transferred Intellectual Property. Seller agrees that after the Closing, Seller (a) will not have any, right, title or interest in, to or under the Transferred Intellectual Property, including the name “Property Development Centers,” “PDC” or the service marks, trademarks, trade dress, trade names, identifying symbols, logos, emblems, signs or insignia set forth on Schedule 5.2 (collectively, the “Seller Marks”), and (b) shall have no right to use Seller Marks other for such reasonable time as may be necessary to (1) change Seller’s legal name and (2) remove all references to Property Development Centers on any websites, brochures, stationery, marketing materials and the like. Notwithstanding the foregoing, (i) nothing in this Agreement shall give Buyer any right, title or interest in SAFEWAY and all other service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia owned by or licensed to Safeway Inc. or its Affiliates other than Seller (the “Safeway Marks”), and (ii) Seller Marks shall not include the Safeway Marks, including the Safeway Marks “Property Development Associates” and “PDA” and all service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing. Buyer agrees that any use of the Seller Marks by Buyer or its Affiliates shall not include any use of the Safeway Marks and Buyer shall, and shall cause its Affiliates to, promptly remove all references to Property Development Centers being “a Safeway company” or otherwise being owned by or under common ownership with Safeway, including on any websites, brochures, stationery, marketing materials and the like. Effective after the Closing, Seller hereby grants to Buyer a perpetual, irrevocable, non-exclusive, sub-licensable, transferable right and license to use, reproduce, display, transmit and distribute those portions of the Website Content that do not contain or reference any Safeway Marks (the “Licensed Website Content”) solely on the Websites or any other web sites developed after the Effective Date that primarily relate to the ownership or operation of the Shopping Centers. For the avoidance of doubt, Buyer is not granted any right to, and shall not, permit any other use of the Licensed Website Content, Buyer shall not edit, alter, modify, combine with other content or create any derivative works of the Licensed Website Content, and Buyer shall not be permitted to display any Safeway Marks on the Shopping Center Websites without Seller’s prior written consent (other than in photographs of Safeway stores in the Shopping Centers).

Section 5.3 Publicity. Buyer and Seller shall not issue any press release, public announcement or other disclosure concerning this Agreement, the Transaction Documents, the terms hereof or thereof and/or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Buyer, disclosure is otherwise required by Law, provided that, to the extent required by Law, the Party intending to make such release, public announcement or disclosure shall use its Reasonable Efforts consistent with Law to consult with the other Party with respect to the text thereof prior to the issuance of such release, public announcement or disclosure (it being agreed and understood that no such consultation shall be required in the event that either Party makes any filings with the United States Securities and Exchange Commission (whether on Form 8-K or otherwise) in connection with matters not primarily related to the transactions contemplated by this Agreement).

Section 5.4 Confidentiality.

(a) Buyer acknowledges that the information provided to it in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate, provided that Seller and Buyer may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.

(b) Seller shall not, and shall cause its Representatives not to, for a period of three (3) years after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to the Real Property, the Development Assets, the Shopping Centers or the other Transferred Assets transferred at the Closing; provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.4(b)) or (B) independently developed by Seller or any of its Affiliates (other than by Seller or any of its Affiliates prior to the Closing) without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, Seller provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure, (y) in the case of disclosure by Seller, which is related to the pre-Closing business or financial operations of Seller to the extent reasonably necessary or appropriate to be included in any filing made by Seller or its Affiliates with the United States Securities and Exchange Commission or (z) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Section 5.4(b), Seller and its Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information related to the Real Properties, the Development Assets, the Shopping Centers and the other Transferred Assets if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

(c) Each Party (in the context set forth in this Section 5.4(c), the “Receiving Party”) shall not, and shall cause its respective Representatives not to, for a period of three (3) years after the Closing, directly or indirectly, without the prior written consent of the other Party (in the context set forth in this Section 5.4(c), the “Disclosing Party”), disclose to any third party (other than such Receiving Party’s Representatives) any confidential or proprietary information of the Disclosing Party made available to the Receiving Party pursuant to the provisions of, or in connection with the negotiation of, this Agreement, the Confidentiality Agreement or the Transaction Documents; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.4), (B) independently developed by the Receiving Party or any of its Affiliates without reference to or use of any such information disclosed by the Disclosing Party or (C) in the case of Buyer as the Receiving Party, any information relating to any Transferred Asset which is obtained by Buyer by virtue of the purchase and sale thereof or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Section 5.4(c), the Receiving Party and its Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information of the Disclosing Party if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

Section 5.5 Employee Matters. Seller shall, at its sole cost and expense, bear all responsibility and liability for Employees’ wages, vacation pay, paid time off, expense reimbursements, bonus and incentive payments, severance payments, pension, profit sharing or retirement benefits, unemployment insurance and all other employment-related liabilities related to any and all periods prior to the Closing Date, and Buyer shall have no liability whatsoever for such responsibilities and liabilities of Seller. Seller shall accept the resignation of all Seller Employees set forth on Section 5.5 of the Disclosure Schedule. On or prior to the Closing Date, effective on the Closing Date, Buyer shall offer to hire those Employees previously identified by Buyer, in its sole discretion, for employment by Buyer. Seller shall have no duty, obligation or liability to any Employee hired by Buyer with respect to any Employee obligations related to any and all periods on or after the Closing Date, and such obligations shall be the sole responsibility of Buyer. Seller and Buyer shall cooperate reasonably with each other to provide an orderly administrative transition to Buyer of any Employee hired by Buyer on or after the Closing Date in connection with the transaction contemplated in this Agreement, including the provision by Seller to Buyer of all necessary or appropriate documents, records, e-mail files and folders, materials, accounting files and tax information with respect to each such Employee (other than Excluded Property). If Seller offers any severance pay, separation of employment package or similar benefit to any Employee conditioned upon the signing of a release of legal claims by such Employee, Seller will include Buyer by name and its Affiliates, as well as any successors and assigns to Seller in such release language as a released party. Seller and each of its Affiliates will not directly or indirectly solicit, induce or encourage any Employee subsequently employed by Buyer to leave his or her employment with Buyer or to work with another employer for a period of two (2) years following the Closing Date. For purposes of this Section 5.5, all references to Buyer shall be deemed to include any Affiliate of Buyer which employs any Employee on or after the Closing.

Section 5.6 Permits. Following the date of this Agreement, Buyer shall (at its sole cost and expense) provide all notices and make all necessary applications for, and shall thereafter diligently pursue and otherwise take all actions necessary to transfer, obtain or reissue in the name of Buyer any Permits (including temporary Permits, to the extent available) required to be transferred, obtained or reissued in the name of Buyer as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to transfer, obtain or reissue such Permits. Buyer shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same.

Section 5.7 Consents.

(a) Each of Buyer and Seller shall use its Reasonable Efforts, from the date hereof through and after the Closing, to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Authority any consents, licenses, Permits, waivers, clearances, approvals, authorizations or orders required to be obtained by Buyer or Seller or any of their respective subsidiaries, or avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Agreements. Each of Buyer and Seller shall promptly furnish to the other Party all information necessary for any such application or other filing to be made in connection with the transactions contemplated by this Agreement. Each of Buyer and Seller shall promptly inform the other of any material communication with (including all meetings and telephone calls), and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing.

(b) Buyer and Seller shall give any required notices to third parties and use their Reasonable Efforts to obtain any third-party consents (i) necessary to consummate the transactions contemplated by this Agreement, or (ii) that are otherwise required to prevent either Buyer or Seller from being unable to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer shall reasonably cooperate with each other to obtain any consents that may be required in connection with the transactions contemplated by this Agreement from the counterparties to any Assigned Contract. In the event that either Party shall fail to obtain any third-party consent described in the first sentence of this Section 5.7(b), such Party shall use its Reasonable Efforts, and shall take any such actions reasonably requested by the other Party hereto, to mitigate any adverse effect upon such other Party, their Affiliates, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the transactions contemplated by this Agreement, from the failure to obtain such consent. Notwithstanding the foregoing, neither Party shall be required to make payments to third parties hereunder in excess of $100,000 in the aggregate or agree to any limitation on the conduct of its business, in order to obtain any such consent.

Section 5.8 Project Bonds. Buyer shall replace, or cause to be replaced, each Project Bond in a manner sufficient, as determined by Seller in its reasonable discretion, to provide for either (i) the release of Seller and its Affiliates with respect to any and all obligations relating to such Project Bond or (ii) the substitution by Buyer or its Affiliates for Seller or its Affiliates with respect to any and all obligations relating to such Project Bond. Buyer’s obligation under this Section 5.8 shall be to issue, or cause to be issued, various bonds and other undertakings sufficient for all Project Bonds to be released in full at Closing if such Project Bonds relate to development or construction work at the Shopping Centers that will occur or continue after the Closing Date. To the extent that any Project Bond is not replaced by Buyer at Closing, Buyer shall replace them as soon as practicable, but in any event by January 15, 2015. After the Closing, Buyer will provide reasonable cooperation and assistance to Seller to assist Seller in removing bonds, letters of credit and similar undertakings which were issued or entered into as collateral for certain of the Transferred Assets and in securing the release of cash deposits being held by Governmental Authorities, in each case, at no out-of-pocket cost to Buyer.

Section 5.9 PDC 1 Property. Project number 4524 Unit 3 is located in Kahului, Maui and is currently owned by PDC I, Inc., an affiliate of Seller. Seller hereby covenants and agrees to cause PDC I, Inc. to convey good and marketable title to such Project, subject only to Permitted Liens, to Buyer at Closing and such conveyance shall be treated as having been made by Seller for all purposes of this Agreement.

Section 5.10 Development Assets.

(a) Subject to any prior payment or reimbursement of Development Costs and to Section 5.10(b), Seller covenants to promptly pay when due or upon demand by Buyer (if otherwise due and payable at the time of such demand) all Development Costs arising on or before December 31, 2014, whether or not such Development Costs are reflected in the Baseline Cost-to-Complete Budget, including Pre-Closing Cost Overruns. Prior to the date hereof, Buyer has received and approved the Development Plans and acknowledges and agrees that Seller has engaged Persons to effectuate the Development Plans pursuant to the Development Contracts (such Persons, the “Contractors”). Except with respect to Pre-Closing Cost Overruns, Buyer further acknowledges and agrees that Buyer shall be solely responsible for, and is acquiring the Development Assets subject to compliance with and completion of all obligations with respect to the Development Plans at its sole cost and expense. Buyer shall have the right, at its sole cost and expense, to enforce, or seek enforcement of, the Warranties under the Development Contract of such Contractor to correct or remedy any construction defects or other work performed by such Contractor that is not found to be in accordance with its Development Contract and/or the Development Plans (collectively, the “Development Defects”). Accordingly, Buyer hereby acknowledges and agrees that Seller shall have no obligation to remedy or correct, or to cause to be remedied or corrected, any Development Defects from such Contractor, or to pay for the cost of the remedy or correct any Development Defects of such Contractor, and Buyer hereby forever and fully waives and releases any right to make claim upon Seller for the same. Notwithstanding the foregoing, Seller shall retain the right to pursue any Contractor for amounts Seller may be entitled to recover from such Contractor and which relate to any indemnity obligation Seller may have to Buyer hereunder. Buyer further acknowledges and agrees that Buyer shall be solely responsible for payment of Development Costs after December 31, 2014, unless subject to the Cost-to-Complete Purchase Price Adjustment pursuant to Section 2.7 or attributable to Pre-Closing Cost Overruns.

(b) From the Cut-Off Time through December 31, 2014, Buyer shall not enter into any revision, amendment, modification or other change to the Development Plans that increases the aggregate Development Costs beyond those in the Baseline Cost-to-Complete Budget set forth in Exhibit B and shall be solely responsible Cost Overrun arising or accrued for on or after the Closing Date, other than a Pre-Closing Cost Overrun. Buyer shall bear the cost of any such revision, amendment, modification or other change or Cost Overrun.

Section 5.11 Exchange Cooperation.

(a) Notwithstanding any other provision of this Agreement, Buyer agrees to cooperate in closing the purchase and sale of a portion of the Transferred Assets as a deferred like-kind exchange by Seller pursuant to Section 1031 of the Code by permitting Seller to assign to Stewart Institutional Exchange Services, LLC or one or more Affiliates, each as a qualified intermediary (“QI”), Seller’s rights to transfer one or more of the Transferred Assets and receive the sales proceeds allocable thereto. Prior to Closing, Seller shall notify Buyer and Title Company of the Transferred Assets that will be the subject of such exchange or exchanges (the “Exchanged Transferred Assets”). Immediately following execution of this Agreement Seller shall provide to Buyer a copy of its assignment to each party acting as QI and Buyer agrees to execute an acknowledgement of such assignment or assignments, provided that in no event shall Seller be relieved of any liability under this Agreement by reason of such assignments. Pursuant to such assignment or assignments, Buyer shall direct the proceeds allocable to purchase of the Exchanged Transferred Assets to each assigned QI, pursuant to instructions to be given by each QI. However, Buyer shall not be required to bear any escrow, title or other expense in excess of those Buyer would bear if there were no exchange. Buyer shall not be required to execute any document creating personal liability or to assume or be exposed to any liability in connection with the exchange, nor shall the Closing Date be delayed to consummate any such exchange without the written consent of both Parties. In no event shall Buyer be required to take title to any property other than the Transferred Assets and in no event shall Buyer be responsible for any tax consequences to Seller or any other party in connection with any such exchange.

(b) Seller agrees and covenants to defend, indemnify, protect and hold harmless Buyer from any liability, damage, loss, cost and expense (including reasonable attorneys’ fees) arising out of any such assignment or exchange, including any claims by or on behalf of any QI.

Section 5.12 Chase LOI. Both prior to and after the Closing, Seller and Buyer shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Law or otherwise desirable to obtain a fully executed Chase LOI as promptly as reasonably practicable. If the Chase LOI is not obtained prior to Closing, the Chase Payment shall not be included in the Initial Purchase Price, and the obligations of the Seller and Buyer pursuant to this Section 5.12 shall survive the Closing until the earlier of (i) the delivery of the Chase LOI to Buyer, and (ii) the date which is ninety (90) days following the Closing. Notwithstanding anything in this Agreement to the contrary, the Closing shall not be conditioned or contingent upon the occurrence of the delivery of the Chase LOI. In the event the Chase LOI is delivered within ninety (90) days after Closing, the Buyer shall pay via wire transfer of immediately available funds to an account or accounts designated in writing by Seller an amount equal to the Chase Payment within five (5) Business Days of such delivery; provided, however, that if (x) the annual rent contemplated by the Chase LOI is less than the annual rent contemplated by the Draft Chase LOI, then the difference between such rent amounts shall be capitalized at a rate of eight percent (8%) and the Chase Payment shall be reduced (but not below zero) by such capitalized amount (i.e., reduced by the dollar difference in annual rent divided by 0.08), or (y) the Chase Relocation Costs exceed $1,740,000 , the Chase Payment shall be (1) reduced (but not below zero) by an amount equal to the increased Chase Relocation Costs and (2) increased (but not in excess of $2,500,000) by the quotient of the amount, if any, by which annual rent contemplated by the Chase LOI exceeds the annual rent contemplated by the Chase Draft LOI divided by 0.08.

Section 5.13 Sunnyvale Payment. From the Closing and through January 31, 2015, Seller and Buyer shall use their respective Reasonable Efforts to execute or cause the execution of the Sunnyvale Amendment by all parties thereto as promptly as reasonably practicable. The obligations of the Seller and Buyer pursuant to this Section 5.13 shall survive the Closing until the earlier of (i) the execution of the Sunnyvale Amendment, and (ii) January 31, 2015. Upon the execution of the Sunnyvale Amendment, the Buyer shall pay via wire transfer of immediately available funds to an account or accounts designated in writing by Seller an amount equal to the Sunnyvale Payment within five (5) Business Days of such execution.

Section 5.14 Easement Consent. Buyer hereby agrees to grant and create (or, if applicable, consent to a third party’s grant or creation of) a construction and grading easement in substantially the form attached hereto as Exhibit Q with respect to the Real Property identified in Exhibit Q and agrees to take all other actions reasonably necessary or advisable in connection therewith.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. All representations and warranties of the Parties contained in this Agreement, to the extent they relate to the transactions being consummated or the Transferred Assets being transferred at the Closing, shall survive the Closing until twelve (12) months after the Closing Date. All of the Specified Covenants shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with any such Specified Covenant is waived in writing by the Party entitled to such performance. The covenant contained in Section 5.10 shall survive the Closing until twelve (12) months after the Closing Date. The provisions of ARTICLE VIII shall survive as set forth in Section 8.10. All other covenants and agreements of the Parties contained herein shall not survive the Closing, and the Parties shall have no rights or remedies with respect thereto from and after the Closing. No Party shall have any liability for indemnification claims made under this ARTICLE VI with respect to any representation, warranty, covenant or agreement contained herein unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, as the case may be. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 6.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

Section 6.2 Indemnification.

(a) Subject to the provisions of this ARTICLE VI, from and after the Closing, Seller shall indemnify Buyer and its Affiliates, and its and their respective equity holders, officers, directors, managers and employees (“Buyer Indemnified Parties”) from and against all Losses that Buyer Indemnified Parties incur to the extent arising from or out of (i) any breach of any representation or warranty of Seller in ARTICLE III, (ii) any breach of any Specified Covenant of Seller in this Agreement, (iii) any breach by Seller of any Transaction Documents other than this Agreement, (iv) any Excluded Liability, or (v) any default by Seller alleged in the Required Estoppels listed in Section 6.2(a) of the Disclosure Schedule.

(b) Subject to the provisions of this ARTICLE VI, from and after the Closing, Buyer shall indemnify Seller and its Affiliates, and its and their respective equity holders, officers, directors, managers and employees (“Seller Indemnified Parties”) from and against all Losses that Seller Indemnified Parties incur to the extent arising from or out of (i) any breach of any representation or warranty of Buyer in ARTICLE IV, (ii) any breach by Buyer of any of the Specified Covenants applicable to Buyer or (iii) any breach of any Transaction Documents other than this Agreement or (iv) any Assumed Liability.

(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 6.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 6.1, failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Losses (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party timely notice.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. The Indemnifying Party will notify the Indemnified Party within fifteen (15) Business Days after having received any Claim Notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party, by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 6.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any compromise or settlement of any Third-Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or any admission of guilt or culpability on its behalf. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 6.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 6.3(b) within fifteen (15) Business Days after receipt of any Claim Notice or the Indemnifying Party does not otherwise have the right to defend such claim pursuant to Section 6.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnifying Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), fully cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Indemnified Party also shall fully cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e) Subject to the other provisions of this ARTICLE VI, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought; such notice describing in reasonable detail the nature of the claim, the amount of the claim or a reasonably detailed estimate thereof, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 6.1, failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Losses (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party timely notice.

Section 6.4 Limitations on Liability. Notwithstanding anything to the contrary herein:

(a) The Seller shall not be liable to the Buyer for indemnifiable Losses under Section 6.2(a) until the aggregate amount of all Losses resulting therefrom exceed $1,000,000 (the “Threshold”), in which event Seller’s liability respecting any final judgment concerning such Losses shall be for both (i) the entire amount of Buyer’s Losses and (ii) Buyer’s reasonable, documented, out-of-pocket attorney’s fees paid in connection with seeking indemnification for such Losses; provided, however, that (A) the Threshold shall not apply with respect to any indemnifiable Losses arising from (x) a single event resulting in over $100,000 of Losses to Buyer, (y) breaches of the covenant contained in Section 5.10 (the “True-up Covenant”) or (z) breaches of Seller’s obligations under Sections 2.6 and 2.7 and (B) none of such Losses described in the foregoing clause (A) shall count towards the satisfaction of the Threshold;

(b) in no event shall Seller’s aggregate liability arising out of or relating to Section 6.2(a) exceed the Indemnity Escrow Amount; provided that (i) Seller’s liability with respect to Losses resulting from, arising out of or relating to breaches of the True-up Covenant shall not be limited to the Indemnity Escrow Amount, and (ii) any amounts paid to Buyer pursuant to Section 6.8(b)(iii) or Section 6.8(b)(iv) shall not reduce the Indemnity Escrow Amount;

(c) in no event shall Seller be liable under Section 6.2(a) for any Losses arising from the negligence, strict liability of or violation of any Law by Buyer or any of its Affiliates;

(d) the amount of any Loss for which an Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by such Buyer Indemnified Party with respect to such Loss; (ii) in the event such Buyer Indemnified Party failed to mitigate its Losses in accordance with Section 6.2(c), the amount by which such Loss would have been reduced had such Buyer Indemnified Party so mitigated such Loss; and (iii) indemnification or reimbursement payments actually received by such Buyer Indemnified Party from third parties with respect to such Loss, provided that such Buyer Indemnified Party shall use Reasonable Efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this Section 6.4(d);

(e) if an Indemnified Party shall recover Losses in respect of a claim of indemnification under this ARTICLE VI, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification;

(f) if the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 6.2 and the Indemnifying Party could have recovered all or a part of such Losses from a third party, including any provider of insurance (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment;

(g) in no event shall Seller be liable under Section 6.2(a) for any Losses arising from any action or omission take or not taken by Seller at the request of or with the consent of Buyer;

(h) Seller shall not be liable in respect of any claim for indemnification under Section 6.2(a) if and to the extent that Buyer has Knowledge as of the date of this Agreement of the fact, matter, event or circumstance which is the subject of the claim; provided, however, that for purposes of this Section 6.4(h), Buyer shall be deemed to have Knowledge of the facts, matters, events and circumstances set forth in the Data Room as of 5:00 P.M. California time on December 12, 2014 and such other materials specifically disclosed to Buyer after December 15, 2014 and set forth on the Disclosure Schedule.

Section 6.5 Waiver of Other Representations.

(a) Buyer is an informed and sophisticated purchaser, who is familiar with the ownership and operation of, and has engaged expert advisors, experienced in the evaluation and purchase of, real property such as the Real Properties, shopping centers such as the Shopping Centers and assets such as the PDC Assets and Development Assets, each as contemplated hereunder. Buyer has had adequate opportunity to undertake, and has undertaken, such investigation and has been provided with access to and has evaluated such documents and information, as it has deemed necessary to (i) enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) evaluate the Real Properties, the Shopping Centers, the other Transferred Assets and any of their respective operations, prospects, or condition (financial or otherwise), including the evaluation of the items set forth in clauses (1) through (11) of Section 6.5(b)(i)(A).

(b) Except for the specific representations and warranties expressly made by Seller in ARTICLE III of this Agreement, (i) Buyer acknowledges and agrees that (A) neither Seller nor any of its Representatives is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Real Properties, the Shopping Centers, the other Transferred Assets or any of their respective operations, prospects, or condition (financial or otherwise), including with respect to (1) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Real Property, any Shopping Center, and other Transferred Asset or any aspect or portion thereof, including, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (2) the dimensions or lot size of any Real Property, any Shopping Center or any other Transferred Asset or the square footage of any of the improvements thereon or of any space therein, (3) the condition of title to any Real Property, any Shopping Center or any other Transferred Asset, (4) the development or income potential, or rights of or relating to, any Real Property, any Shopping Center or any other Transferred Asset, or the fitness, suitability, value or adequacy of any Real Property, any Shopping Center or any other Transferred Asset for any particular purpose, (5) the zoning or other legal status of any Real Property, any Shopping Center, Development Asset or any other Transferred Asset, (6) the compliance of any Real Property, any Shopping Center, Development Asset or any other Transferred Asset or its operation with any applicable codes, Laws, covenants, conditions and restrictions of any Governmental Authority or of any other Person (including, the Americans with Disabilities Act of 1990, as amended), (7) the ability of Buyer or any of its Affiliates to obtain any necessary Permits for the use or development of any Real Property, any Shopping Center, Development Asset or any other Transferred Asset, (8) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Real Property, any Shopping Center, Development Asset or any other Transferred Asset or any adjoining or neighboring property, (9) the quality of any labor and materials used in any improvements at, or otherwise relating in any manner to, any Real Property, any Shopping Center, Development Asset or any other Transferred Asset, or (10) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Real Property, any Shopping Center, Development Asset or any other Transferred Asset, or (11) the accuracy or completeness of any confidential information memoranda, offering presentation, documents, projections, material or other information (financial or otherwise) regarding the Real Properties, the Shopping Centers, Development Assets or any other Transferred Asset furnished to Buyer or its Representatives or made available to Buyer and its Representatives in the “virtual data room” maintained by Seller at Seller’s box.com website (the “Data Room”), offering presentations, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement or the Transaction Documents, or in respect of any other matter or thing whatsoever, and (B) no Representative of Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement, (ii) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person, (iii) Buyer specifically disclaims any obligation or duty by Seller or any Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE III of this Agreement and (iv) Buyer is acquiring the Real Property, the Shopping Centers, Development Assets and the other Transferred Assets subject only to the specific representations and warranties of Seller set forth in ARTICLE III of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in this ARTICLE VI.

(c) EXCEPT AS OTHERWISE SET FORTH IN SECTION 3.9, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS MATERIALS. AS OF THE CLOSING, BUYER RELEASES SELLER FROM ANY AND ALL CLAIMS BUYER MAY HAVE AGAINST SELLER OF WHATEVER KIND OR NATURE RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY OR SHOPPING CENTERS, INCLUDING ANY AND ALL CLAIMS BUYER MAY HAVE AGAINST SELLER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (CERCLA), OR ANY OTHER LAW PERTAINING TO THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT FROM OR AT ANY REAL PROPERTY OR ANY SHOPPING CENTER.

(D) BUYER AND SELLER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, (I) THE REAL PROPERTY, SHOPPING CENTERS AND OTHER TRANSFERRED ASSETS SHALL BE SOLD AND BUYER SHALL ACCEPT POSSESSION OF THE REAL PROPERTY, SHOPPING CENTERS AND OTHER TRANSFERRED ASSETS ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE FINAL PURCHASE PRICE; AND (II) SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY. Except with respect to (a) any Losses arising out of any breach of any express representation, warranty, or agreement set forth in this Agreement or any Transaction Document which shall be governed exclusively by the provisions of this ARTICLE VI, (b) the fraud of Seller and (c) any claims by third parties made against Buyer for personal injury on the Transferred Assets prior to the Closing, the Buyer, for itself and on behalf of each of its Affiliates and its and their Representatives, hereby waives, releases and forever discharges Seller, its Affiliates and its and their Representatives, from any and all Losses whether Known or unknown, which Buyer has or may have in the future, arising out of or in connection with the Real Property Shopping Centers, Development Assets and other Transferred Assets including the physical, environmental, governmental, economic or legal condition of thereof or the operation thereof (collectively, the “Released Claims”). Buyer hereby agrees that in no event shall the breach of any representation or warranty by Seller constitute fraud by Seller unless (i) all elements of fraud have been properly established and (ii) the damages arising therefrom are not immaterial. BUYER, FOR ITSELF AND ON BEHALF OF EACH OF ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, SPECIFICALLY WAIVES THE PROVISIONS OF ANY LEGAL REQUIREMENT, THE INTENT OF WHICH IS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Buyer, for itself and on behalf of each of its Affiliates and its or their Representatives, acknowledges that it or its attorneys or agents may hereafter discover claims or facts in addition to, or different from, those which it now believes to be true with respect to the subject matter of the Released Claims, but agrees that (x) it has taken such possibility into account in reaching this Agreement, and (y) the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different Claims or facts, as to which Buyer expressly assumes the risk, and (z) notwithstanding the discovery or existence of any such additional or different Claims or facts, it is nonetheless Buyer’s intention, for itself and on behalf of each of its Affiliates and its and their Representatives, to fully, finally and forever settle and release all disputes and differences, Known or unknown, suspected or unsuspected, as to the Released Claims. Buyer, for itself and on behalf of each of its Affiliates and its and their Representatives, hereby covenants not to file or commence any Legal Proceedings against Seller or any of its Affiliates or its or their Representatives in connection with any matter released hereunder.

(e) The provisions of this Section 6.5 shall survive the Closing indefinitely.

(f) Buyer, for itself and on behalf of each of its Affiliates and its and their Representatives, acknowledges that it has carefully reviewed this Section 6.5 and discussed it with legal counsel and that this Section 6.5 is a material part of this Agreement.

Buyer’s Initials.

Section 6.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this ARTICLE VI as adjustments to the Final Purchase Price for Tax purposes.

Section 6.7 Remedies; Limited Recourse; Limitations on Damages.

(a) The sole and exclusive remedies for breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including the indemnification provisions of this ARTICLE VI), and the Parties hereby agree that neither Party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representation or warranties not set forth in this Agreement.

(b) Except as set forth in the second sentence of this Section 6.7(b), after the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the rights of indemnification set forth in this ARTICLE VI only (and in the case of indemnification sought pursuant to Section 2.6(a)(ii), the rights of indemnification set forth therein) and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Notwithstanding the foregoing, after the Closing, the immediately preceding sentence will not operate to interfere with or impede a Party’s right to seek equitable remedies (including specific performance or injunctive relief) for a breach or threatened breach of the Specified Covenants, and the Parties expressly acknowledge that any breach or threatened breach of any such Specified Covenant by the other Party or Parties shall result in irreparable and continuing damage to the non-breaching Party or Parties for which no adequate remedy at law will exist and that, in the event of any breach of any such covenant, the non-breaching Party or Parties shall be entitled to injunctive relief, including specific performance, and to such further and other relief as may be necessary and proper to ensure compliance by the breaching Party or Parties with this Agreement, and the Parties consent to the entry of such relief, without necessity of posting bond or other security (any requirements therefore being expressly waived). The Parties acknowledge that the provisions of this Section 6.7(b) are reasonably necessary and commensurate with the need to protect the Parties against irreparable harm and to protect their legitimate business interests.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE, OR OTHERWISE REQUIRED TO INDEMNIFY, FOR, AND THE DEFINITION OF LOSSES SHALL NOT INCLUDE, ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OR MULTIPLES OF EARNINGS OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT EXCEPT, WITH RESPECT TO THE DEFINITION OF LOSSES, TO THE EXTENT SUCH DAMAGES ARE ACTUALLY AWARDED TO A GOVERNMENTAL AUTHORITY OR ANOTHER THIRD PARTY; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER THE DEPOSIT IN CONNECTION WITH BUYER’S FAILURE TO CLOSE IN VIOLATION OF THIS AGREEMENT.

(d) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly named as Parties hereto. No Person that is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement (“Non-Party Affiliate”) shall have any liability (whether in contract or in tort, in law or in equity, or based on any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities and claims against any such Non-Party Affiliates.

(e) The provisions of this Section 6.7 were specifically bargained-for between Seller and Buyer and were taken into account by Seller and Buyer in arriving at the Initial Purchase Price. Each of Seller and Buyer specifically relied upon the provisions of this Section 6.7 in agreeing to the Initial Purchase Price and in agreeing to provide the specific representations and warranties set forth in ARTICLE III (in the case of Seller) and ARTICLE IV (in the case of Buyer).

Section 6.8 Indemnity Escrow.

(a) The Indemnity Escrow Amount shall be held by the Title Company until twelve (12) months after the Closing Date in accordance with the terms and conditions of the Indemnity Escrow Agreement, and on the date that is three (3) Business Days after the twelve (12) month period commencing on the Closing Date, the unreleased portion of the Indemnity Escrow Amount shall be released to Seller pursuant to joint written instructions signed by an authorized Representative of Seller and Buyer in accordance with the Indemnity Escrow Agreement, except to the extent an indemnifiable claim has been timely submitted to Seller in accordance with this Agreement, in which case the Title Company shall continue to hold the Indemnity Escrow Amount to the extent necessary to satisfy such claim in accordance with this Agreement and the Indemnity Escrow Agreement.

(b) The Indemnity Escrow Amount shall be available for (i) the satisfaction of all Losses suffered or incurred by any Buyer Indemnified Party as contemplated by Section 6.2(a), subject to the limitations on Seller’s liability, if any, set forth in Section 6.4, (ii) any Third-Party Claims asserted against any Buyer Indemnified Party as long as a Claim Notice is provided to the Seller prior to the expiration of the applicable survival periods set forth in Section 6.3, subject to the limitations on Seller’s liability, if any, set forth in Section 6.4, (iii) the Closing Statement reconciliations contemplated by Section 2.6 (iv) the Cost-to-Complete Purchase Price Adjustment contemplated by Section 2.7, and (v) any amounts payable by Seller pursuant to Section 5.10. Any amounts paid to Buyer pursuant to Section 6.8(b)(iii), (iv) or (v) above shall not reduce the Indemnity Escrow Amount, and Seller shall repay such amounts to the Indemnity Escrow promptly upon demand by Buyer.

(c) All interest earned on the Indemnity Escrow Amount will be reported as income of Seller for income tax purposes. Seller shall provide the Title Company with a taxpayer identification number and shall pay all income Taxes due by reason of interest accrued on the Indemnity Escrow Amount.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) If to Buyer, to:

Terramar Retail Centers, LLC

5973 Avenida Encinas, Suite 300

Carlsbad, CA 92008

Attn: Hugh K. Zwieg, President and CEO

Facsimile: (760) 804-8601

with mandatory copies (which shall not constitute notice) to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

501 West Broadway, 15th Floor

San Diego, CA 92101

Attn: Michael C. Pruter, Esq.

Facsimile: (619) 233-1158

(b) If to Seller or Seller’s Parent, to:

Property Development Centers LLC

c/o Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Attn: Robert Gordon

Facsimile: (925) 467-3231

with mandatory copies (which shall not constitute notice) to:

Real Estate Law

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Attn: Tom Hanavan

Facsimile: (925) 467-3224

and

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attn: Scott Haber

Facsimile: (415) 395-8095

Section 7.2 Successors and Assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be null and void and without any legal effect. Any such assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee. Upon any such permitted assignment, the references in this Agreement to Seller, Buyer (as applicable) shall also apply to any such assignee. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 7.3 Rights of Third Parties. Except for the indemnification provisions of Sections 2.6(a)(ii) and 6.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement.

Section 7.4 Expenses. Except as otherwise provided herein (including pursuant to Sections 2.6(c), 2.7(d) and 2.8), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated.

Section 7.5 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and transmitted by facsimile machine or electronic mail (via .pdf or similar transmittal), and any signatures so transmitted shall be treated as an original document.

Section 7.6 Entire Agreement. This Agreement (together with the Disclosure Schedule, annexes and exhibits to this Agreement), the Confidentiality Agreement, that certain Deposit Escrow Agreement dated as of October 6, 2014 (the “Deposit Escrow Agreement”), pursuant to which Buyer deposited $5,000,000 in escrow (the “Initial Deposit”) and the Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 7.7 Amendments; Waiver. This Agreement may be amended, supplemented or modified in whole or in part if, but only if, such amendment, supplement or modification is in writing and is signed by each of Buyer and Seller and specific reference to this Agreement is made in such writing. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party or Parties against whom enforcement of any such waiver is sought and specific reference to this Agreement is made in such writing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 7.9 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any of the Transaction Documents or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any Transaction Document shall not be used as a rule of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 7.10 Seller Parent Guarantee.

(a) In consideration of the benefits to be derived from the consummation of this Agreement, Seller Parent hereby guarantees the full and prompt performance, payment and discharge when due, of, and shall be jointly and severally liable with Seller for, Seller’s obligations solely with respect to the True-up Covenant set forth in Article VI, and the obligations set forth in Sections 2.6 and 2.7 (collectively, the “Seller Guaranteed Obligations”); provided that Seller Parent’s obligation with respect to the Seller Guaranteed Obligations shall in no event exceed $5,000,000 (the “Guaranty Cap”). Subject to the Guaranty Cap, the Seller Guaranteed Obligations are absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of Seller Guaranteed Obligations have been satisfied (subject to the Guaranty Cap) and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Seller under this Agreement or any of the Transaction Documents, or pursuit of any other right or remedy against Seller through the commencement of legal proceedings or otherwise. Seller Parent acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party or Seller or Buyer in the event the obligations of Seller or Seller Parent under this Agreement or any of the Transaction Documents are amended or in any way modified by a written amendment countersigned by Seller Parent, and that Seller Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Seller or Seller Parent as though the amended terms had been part of this Agreement or any of the Transaction Documents, as applicable, from the original date of execution thereof. Seller Parent waives any right (a) to require that any resort be had by Buyer against Seller for any of Seller Guaranteed Obligations or (b) to sureties or guarantors under current or future applicable Law, and Seller Parent agrees not to assert or take advantage of any such right. In connection with Seller Guaranteed Obligations, Seller Parent hereby represents and warrants to Buyer that the value of the consideration received, and to be received, by Seller Parent in connection with the transactions contemplated under the Agreement is worth at least as much as the liabilities and obligations of Seller Parent under this Section 7.10(a), and that such liabilities and obligations are expected to benefit Seller Parent either directly or indirectly.

(b) Seller Parent waives Seller Parent’s or other surety’s rights of subrogation, reimbursement, indemnification and contribution and other rights, benefits and defenses, if any, otherwise available to Seller Parent pursuant to California law, including, without limitation, the rights, benefits or defenses set forth in California Civil Code Sections 2787 to 2855, inclusive, 2899 or 3433 and any rights, benefits or defenses resulting from alteration, impairment or suspension in any respect or by any means of any of Seller’s obligations under this Agreement or any of Buyer’s rights or remedies under this Agreement without Seller Parent’s prior consent (subject to the Guaranty Cap set forth above).

(c) Seller Parent represents and warrants that is has all requisite power and authority to execute and deliver this Agreement and to perform all its obligations hereunder, that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Seller, that this Agreement has been duly and validly executed and delivered by Seller Parent and constitutes a legally valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and that no consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Seller Parent in connection with the execution and delivery by Seller Parent of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 7.11 Judicial Reference of Disputes. Any controversy, claim, action or dispute arising out of or relating to this Agreement and the Assignment and Assumption Agreement shall be heard by a referee and resolved by reference pursuant to California Code of Civil Procedure Sections 638 through 645.1, inclusive, and in accordance with the following:

(a) Referee. The reference shall be to a retired California Superior Court judge to act as referee and shall be conducted at a location in San Francisco County designated by such retired judge.

(b) Designation of Referee.

(i) Each Party shall have the right to commence judicial reference proceedings pursuant to this Section 7.11 by giving written notice of such election to commence judicial reference proceedings to the other Party (a “Reference Commencement Notice”).

(ii) Within ten (10) days after either Party gives a Reference Commencement Notice, the Parties shall meet, confer and attempt to jointly designate a retired judge of the California Superior Court to act as referee. Upon the Parties’ agreement on the retired judge to act as referee, the Parties shall file a stipulation (a “Reference Stipulation”) in the Superior Court in the County of San Francisco to obtain an order of reference from the Superior Court in the County of San Francisco appointing the jointly designated retired judge to act as referee in accordance with this Section 7.11.

(iii) If the Parties have not filed a Reference Stipulation in the Superior Court in the County of San Francisco within the ten (10) day period referenced in Section 7.11(b)(ii), then any Party may, upon giving five (5) Business Days’ prior written notice to the other Party, apply ex parte to the presiding judge of the Superior Court in the County of San Francisco for an order of reference. The moving Party shall submit to the other Party three (3) nominees to serve as the referee that comply with the requirements of this Section 7.11. The opposing Party shall then have seven (7) days to review such nominees and if none are acceptable, provide its own list of three (3) nominees. The moving Party shall then have seven (7) days to accept one nominee. If there is no agreement on a referee, the court shall select the referee from among the nominees eligible and willing to serve pursuant to Code of Civil Procedure section 640(b).

(c) Powers of Referee. The retired judge appointed to act as referee pursuant to this Section 7.11 (the “Referee”) shall have all powers of a judge of the California Superior Court and shall be bound by and shall apply California law to the dispute. Such powers shall include (a) the power to grant equitable, injunctive, and legal relief; subject, however, to the limitations on remedies provided in this Agreement, and (b) the other powers of a judge for all purposes, which powers shall include (i) ruling on any and all discovery matters or motions, (ii) ruling on any and all pre-trial or trial motions, (iii) setting a schedule of pre-trial proceedings, (iv) making any and all other orders or rulings a sitting judge of the Superior Court would be empowered to make in any action or proceeding in Superior Court, (v) deciding and adjudicating any and all of the issues arising out of such dispute (whether of fact, of law, or a combination thereof) and reporting such findings and judgment thereon, and (vi) allocating attorney’s fees, expert’s fees and costs, in conformance with Section 7.11(g). Each of the Parties hereby consent to the jurisdiction of the California Superior Court in the County of San Francisco and any retired judge appointed to act as Referee as provided in this Section 7.11.

(d) Procedural and Evidentiary Matters. The California Code of Civil Procedure shall apply to all procedural matters, including discovery. The California Evidence Code rules of evidence and procedure relating to the conduct of the hearing, examination of witnesses and presentation of evidence shall also apply. Any Party desiring a stenographic record of any hearing may secure a court reporter to attend the hearing; provided, the requesting Party notifies the other Parties of the request at least two Business Days before the hearing. The Referee shall issue a written statement of decision which shall be reported to the court in accordance with California Code of Civil Procedure Section 643 and mailed promptly to the Parties.

(e) Findings. The referee shall render a written statement of decision. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(f) Cooperation. The Parties shall promptly and diligently cooperate with one another and the Referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute in accordance with the terms thereof.

(g) Allocation of Fees and Costs. During the pendency of the reference, each of the Parties to such action or proceeding shall bear equal shares of the fees charged and costs incurred by the Referee in connection with performing the services provided therein, including the cost of any court reporter. However, upon the conclusion of such references, the prevailing party shall, in the discretion of the Referee, be entitled to its reasonable attorneys’ fees, as well as its costs, including but not limited to witness fees (expert or otherwise) and costs, court costs, deposition costs, fees charged and costs incurred by the Referee in connection with the services rendered in the matter, including the cost of any court reporter, and any other costs that might be permitted under law or statute.

(h) THIS AGREEMENT CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN OR AMONG THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.

(i) Exception. If a dispute includes multiple claims between the parties, some of which are not subject to this Agreement, the Parties shall use their reasonable best efforts to stay the proceedings of those claims that are not subject to the Agreement until resolution of those claims governed by the Agreement. If the claims between the Parties include claims by or against third parties that are not parties to this agreement, and such claims are not part of the reference proceeding either by agreement or court order, the Parties agree to use their reasonable best efforts to sever such claims against such parties and to stay pending resolution of claims between the Parties hereto in the reference; however, the Parties shall cooperate in good faith to ensure that all necessary and appropriate parties (including persons and entities affiliated with the Parties) shall be included in the reference proceeding. Notwithstanding any claims involving third parties, all claims between the Parties to this agreement shall be resolved by reference as stated in this section. If, for any reason, this provision is deemed unenforceable, either in total or as to any particular claim between the Parties, the Parties agree that any such claims shall be resolved pursuant to California law in the San Francisco Superior Court, and the parties agree to such forum and jurisdiction.

(j) Survival. The provisions of this Section 7.11 shall survive any termination of this Agreement.

(k) NOTICE. BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “JUDICIAL REFERENCE OF DISPUTES” PROVISION DECIDED BY JUDICIAL REFERENCE AS PROVIDED IN THIS SECTION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED BY JURY TRIAL. IF YOU REFUSE TO SUBMIT TO JUDICIAL REFERENCE AFTER AGREEING TO THIS PROVISION, YOU WILL BE COMPELLED TO JUDICIAL REFERENCE IN ACCORDANCE WITH THIS SECTION. YOUR AGREEMENT TO THIS JUDICIAL REFERENCE PROVISION IS VOLUNTARY.

(l) WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “JUDICIAL REFERENCE OF DISPUTES” PROVISION TO JUDICIAL REFERENCE.

Buyer’s Initials.

Seller’s Initials.

ARTICLE VIII

STATE SPECIFIC PROVISIONS

Section 8.1 Retrofit Requirements. Notwithstanding anything to the contrary in this Agreement, Buyer shall pay and be solely responsible for the cost of compliance with any mandatory government retrofit standards and inspections required in connection therewith as a condition of the Closing under any applicable Laws, including any repairs required for mandatory compliance with building and safety requirements and energy and utility efficiency requirements, whether imposed as a condition of the Closing or thereafter.

Section 8.2 Property Disclosures Generally. Buyer hereby waives the right to receive and any obligation of Seller to deliver any disclosures applicable to any of the Transferred Assets and required by Law; provided, however, if such waiver is not permitted by applicable Law, then Buyer shall promptly notify Seller in writing thereof and Seller shall provide, at Buyer’s expense, any such required disclosures as soon as practicable following Seller’s receipt of Buyer’s notice.

Section 8.3 California Matters.

(a) Without in anyway limiting the validity of the waiver set forth in Section 8.2, Buyer and Seller acknowledge that Seller is required to disclose if any of the Real Property located within the State of California (each, a “California Real Property”) lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer hereby waives its right to receive any information under applicable Laws with respect to the maps and other information specifically made available to the public by government agencies with respect to each Real Property in California. Buyer acknowledges that for the purposes hereof, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply.

(b) Buyer and Seller further acknowledge that the provisions of Section 25402.10 of the California Public Resources Code require commercial real estate owners of California Real Property to disclose, in writing, certain information related to the historic energy use and efficiency of their buildings to prospective purchasers. Buyer acknowledges that following materials were made available to Buyer for each California Real Property prior to the date hereof: (i) a Disclosure Summary Sheet downloaded from the California Energy

Commission’s website; (ii) a Statement of Energy Performance generated by the ENERGY STAR Portfolio Manager (“ESPM”) and relating to such California Real Property; (iii) a Data Checklist generated by the ESPM system and relating such California Real Property; and (iv) a Facility Summary generated by the ESPM system and relating to such California Real Property. Buyer hereby waives its right to receive any information under Section 25402.10 of the California Public Resources Code other than the information described in clauses (i) through (iv) above that was made available to Buyer prior to the date hereof.

Section 8.4 District of Columbia Matters.

(a) Soil Condition of the Property. In accordance with the laws of the District of Columbia, Buyer is hereby advised by Seller that the characteristic of the soil of the Owned Real Property located in the District of Columbia as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia published in 1976, as the same may be amended from time to time, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is urban land. For further information, Buyer can contact a soil testing laboratory, the District of Columbia Department of Environmental, or the Soil Conservation Service of the United States Department of Agriculture.

(b) Underground Storage Tank Disclosure. Buyer acknowledges that, prior to entering into this Agreement, Seller delivered to Buyer a completed UST Real Estate Transfer Disclosure Form with respect to any underground storage tanks located on the Owned Real Property located in the District of Columbia of which Seller has knowledge, a copy of which is attached to this Agreement as Exhibit L and made a part hereof.

Section 8.5 [Intentionally omitted.]

Section 8.6 Maryland Matters. Seller certifies that Seller has no knowledge of any published preliminary or adopted land use plan (or adopted Zoning Map Amendment) that may result in condemnation or taking of any part of the Owned Real Property located in Prince George’s County, Maryland. Buyer acknowledges that Buyer is aware that information relative to (1) government plans for land use, roads, highways, parks, transportation, etc., and (2) rezoning is available for inspection at the County Administration Building, Upper Marlboro, Maryland, at www.PGAtlas.com, and http://www.pgplanning.org/Planning_Home. Buyer further acknowledges and is strongly encouraged to take advantage of the opportunity to examine the above referenced information and any other information pertaining to the Owned Real Property located in Prince George’s County, Maryland that is relevant to Buyer prior to signing or entering into this Agreement.

Section 8.7 Texas Matters.

(a) The Parties hereto waive any rights Uniform Vendor and Purchase Risk Act of the State of Texas.

(b) Disclosures.

(i) Notice of Water District. Buyer acknowledges that Buyer has been notified by Seller that certain Real Property is located within the boundaries of Travis County

Water Control and Improvement District 17 (the “District”), but that such Real Property is not located within the “Steiner Ranch Defined Area” of the District. By its execution of this Agreement, Buyer acknowledges that it has received the Water District Notice attached hereto as Exhibit M and made a part hereof for all purposes.

(ii) Notice Regarding Possible Annexation. If the Real Property is located outside the limits of a municipality, the Real Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if any Real Property is located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

(iii) Water and Sewer Service Notice. Buyer acknowledges that Buyer has been notified by Seller that certain Real Property is located in a certificated water and/or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If such Real Property is located in a certificated area, there may be special costs or charges that Buyer will be required to pay before Buyer can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to such Real Property. Buyer is advised to determine if any Real Property is in a certificated area and contact the utility service provider to determine the cost that Buyer will be required to pay and the period, if any, that is required to provide water or sewer service to such Real Property.

(iv) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller acknowledge that the sale of any Real Property to Buyer includes the assignment of living unit equivalents (“LUEs”) of water and wastewater service from the District for use in conjunction with such Real Property as shown on the table below. Buyer further acknowledges that Seller has previously paid the sums shown on the table below for Water Impact Fees ($3,890 per LUE), Wastewater Impact Fees ($4,100 per LUE), City of Austin Wastewater Impact Fees ($1,400 per LUE) and Irrigation Fee.

Building	Building GSF	Meter Size	LUE’s	Water Impact Fee	Wastewater Impact Fee	Irrigation Fee Prorated	Total Impact Fee
Randalls	59,867	2” Domestic Meter	8	$31,120	$44,000	$27,774	$102,894
Retail “A”	9,100	1.5” Domestic Meter	5	$19,450	$27,500	$4,222	$51,172
Retail “B”	10,900	1.5” Domestic Meter	5	$19,450	$27,500	$5,057	$52,007
Retail “C”	10,000	1.5” Domestic Meter	5	$19,450	$27,500	$4,639	$51,589
Retail “D”	10,000	1.5” Domestic Meter	5	$19,450	$27,500	$4,639	$51,589
Daycare	12,000	1” Domestic Meter	2.5	$9,725	$13,750	$5,567	$29,042
Bank	4,250	1” Domestic Meter	2.5	$9,725	$13,750	$1,972	$25,447
Restaurant “A”	2,900	1 1/2” Domestic Meter	5	$19,450	$27,500	$1,345	$48,295
Restaurant “B”	5,000	1 1/2” Domestic Meter	5	$19,450	$27,500	$2,320	$49,270
Restaurant “E1-E2”	3,480	1” Domestic Meter	2.5	$9,725	$13,750	$1,614	$25,089
Restaurant “E3”	1,663	1” Domestic Meter	2.5	$9,725	$13,750	$772	$24,247
Restaurant “F”	5,000	1 1/2” Domestic Meter	5	$19,450	$27,500	$2,320	$49,270

Total	134,160		53				$559,910

Irrigation Meters		Qty 2-2” Irrigation Meter	16	$62,240	$0		$62,240

Section 8.8 Virginia Matters. Seller hereby notifies Buyer that no resale certificate (as that term is used in Code of Virginia (1950) Section 59-79.97 (2012 Repl. Vol.)) will be made available to Buyer by Seller or by the unit owners’ association in connection with the sale to Buyer of the Owned Real Property located in Alexandria, Virginia. Buyer acknowledges that it will not be receiving a resale certificate and hereby waives any right that Buyer might have to terminate this Agreement because a resale certificate will not be made available to Buyer.

Section 8.9 Washington Matters and Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind.

(a) The Real Property constitutes “commercial real estate” as defined in the Revised Code of Washington (“RCW”) 64.06. Buyer waives the right to receive a seller disclosure statement (a “Seller Disclosure Statement”) if required by RCW 64.06. RCW 64.06 provides that Buyer may waive its right to receive the Seller Disclosure Statement; provided, however, if the answer to any of the questions in the section of the Seller Disclosure Statement entitled “Environmental” would be “yes,” Buyer may not waive the receipt of the “Environmental” section of the Seller Disclosure Statement. By executing this Agreement, Buyer acknowledges that it has received the “Environmental” section of the Seller Disclosure Statement attached hereto as Exhibit N and Buyer waives its right to receive the balance of the completed Seller Disclosure Statement. Buyer further agrees that any information discovered by Buyer concerning the Real Property shall not obligate Seller to prepare and deliver to Buyer a revised or updated Seller Disclosure Statement. Buyer hereby waives any right to receive an updated or revised Seller Disclosure Statement, regardless of the source of any new information. Buyer further warrants that it is a sophisticated Buyer who is familiar with the ownership and development of real estate projects similar to the Real Property and Buyer has or will have adequate opportunity to complete such independent inspections of the Real Property it deems necessary, and, except as provided in this Agreement, will acquire the Property solely on the basis of and in reliance upon such examinations and not on any information provided in any Seller Disclosure Statement or otherwise provided or to be provided by Seller.

(b) BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS AGREEMENT PURSUANT TO ANY PROVISION OF RCW 64.06. IT IS THE INTENT OF BUYER THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY BUYER, AND SHALL GIVE BUYER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO SELLER DISCLOSURE STATEMENT PROVIDED BEFORE, ON OR AFTER THE DATE OF THIS AGREEMENT AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS THAT MAY BE PROVIDED BY SELLER TO BUYER.

Buyer’s Initials:

Section 8.10 Survival. The provisions of this ARTICLE VIII shall survive the Closing.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:	PROPERTY DEVELOPMENT CENTERS LLC,
a Delaware limited liability company

	By:	Safeway Inc.,
a Delaware corporation,
its Sole and Managing Member

	By:	/s/ Natacha Epley
Assistant Vice President

	By:	/s/ Marilyn K. Beardsley
Assistant Secretary

Approved as to form: Latham & Watkins LLP

SELLER PARENT:	SAFEWAY INC.,
a Delaware corporation

	By:	/s/ Natacha Epley
Assistant Vice President

	By:	/s/ Marilyn K. Beardsley
Assistant Secretary

Approved as to form: Latham & Watkins LLP

BUYER:	TERRAMAR RETAIL CENTERS, LLC,
a Delaware limited liability company

By:	/s/ Hugh Zwieg
Name:	Hugh Zwieg
Title:	President and CEO

[Signature Page to Asset Purchase Agreement]